                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM U-5S

                                  ANNUAL REPORT

                      For the year ended December 31, 2003

        Filed pursuant to the Public Utility Holding Company Act of 1935

                                XCEL ENERGY, INC.
                                800 NICOLLET MALL
                                  SUITE 3000
                              MINNEAPOLIS, MN 55402

                                TABLE OF CONTENTS

Item 1 - System Companies and Investments Therein as of December 31, 2003

Item 2 - Acquisitions or Sales of Utility Assets

Item 3 - Issue, Sale, Pledge, Guarantee or Assumption of System Securities

Item 4 - Acquisition, Redemption or Retirement of System Securities

Item 5 - Investments in Securities of Nonsystem Companies

Item 6 - Officers and Directors

Item 7 - Contributions and Public Relations

Item 8 - Service, Sales and Construction Contracts

Item 9 - Wholesale Generators and Foreign Utility Companies

Item 10 - Financial Statements and Exhibits

Signature

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003

                                                 NUMBER
                                                OF COMMON                            ISSUER'S    OWNER'S              BRIEF
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN) SHARES OWNED PERCENT OF VOTING POWER BOOK VALUE  BOOK VALUE         DESCRIPTION
---------------------------------------------- ------------ ----------------------- ----------- ----------  ------------------------
                                                                                        (in thousands)
XCEL ENERGY INC. (XCEL ENERGY)                                                                              Holding Company
Cheyenne Light, Fuel and Power Co. (Cheyenne)           100  100% by Xcel Energy        33,883     33,883   Public utility (gas &
                                                                                                            electric)
       Cheyenne had $26,175,000 in net borrowings from the Money Pool at a rate of 1.02% at 12/31/03
Northern States Power Co., a Minnesota Corp.
  (NSP-Minnesota)                                 1,000,000  100% by Xcel Energy     1,808,855  1,808,855   Public utility (gas &
                                                                                                            electric)
       NSP-Minnesota had $58,000,000 in short-term debt outstanding to Xcel Energy at an average rate of 4.08% at 12/31/03
       NSP-Minnesota had $1,304,000 in short-term borrowings outstanding from UP&L at an average rate of 4.88% at 12/31/03
       NSP Financing II*                           Inactive  100% by NSP-Minnesota   Inactive    Inactive   Inactive

       NSP Nuclear Corp.                                 40  100% by NSP-Minnesota       3,000      3,000   Holds NSP-Mn's interest
                                                                                                            in Nuclear Management
                                                                                                            Co. LLC

             Nuclear Management Co. LLC (NMC)        (2)     20% by NSP Nuclear Corp.   16,757      3,351   Operates Monticello and
                                                                                                            Prairie Island nuclear
                                                                                                            generating plants
                    NMC renewed its 364-day revolving credit agreement for $30,000,000 with LaSalle Bank in Chicago during 2003;
                    expiration date 05/2004

             Private Fuel Storage LLC  (6)           (2)     30.9% by NSP Nuclear Corp.     NA         NA    Develop private
                                                                                                             temporary spent nuclear
                                                                                                             fuel storage facility
       United Power and Land Co. (UP&L)              40,200  100% by NSP-Minnesota       9,269      9,269    Holds non-utility real
                                                                                                             estate
             UP&L had $1,304,000 in short-term borrowings due
             from Xcel Energy at an average rate of 4.88% at
             12/31/03

Northern States Power Co., a Wisconsin Corp.
  (NSP-Wisconsin)                                   933,000  100% by Xcel Energy       425,151    425,151    Public utility (gas &
                                                                                                               electric)
       Chippewa and Flambeau Improvement Co.          8,345  75.86% by NSP-Wisconsin     1,036        786    Operates hydro
                                                                                                               reservoirs in
                                                                                                               Wisconsin
       Clearwater Investments, Inc. (Clearwater Inv)    100  100% by NSP-Wisconsin       2,432      2,432    Owns interests in
                                                                                                               affordable housing
                                                                                                               projects
             CMS LLC                                 (2)     33.3% by Clearwater Inv        65         (2)   Owns interests in
                                                                                                               affordable housing
                                                                                                               projects
             Plover LLC                              (2)     10% by Clearwater Inv         477        477    Owns interests in
                                                                                                               affordable housing
                                                                                                               projects
             Shoe Factory Holdings LLC               (2)     100% by Clearwater Inv        968        968    Owns interests in
                                                                                                               affordable housing
                                                                                                               projects
             Woodsedge Eau Claire LP                 (2)     98% by Clearwater Inv         910         25    Owns interests in
                                                                                                               affordable housing
                                                                                                               projects

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003

                                                  NUMBER
                                                 OF COMMON                             ISSUER'S    OWNER'S            BRIEF
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)  SHARES OWNED PERCENT OF VOTING POWER  BOOK VALUE  BOOK VALUE       DESCRIPTION
----------------------------------------------  ------------ -----------------------  ----------  ----------  ----------------------
                                                                                          (in thousands)

NSP Land Inc.s                                    100        100% by NSP-Wisconsin          437         437  Holds non-utility real
                                                                                                              estate in Wisconsin
             Prescott Development LLC*       Inactive       33.3% by NSP Lands Inc.  Inactive      Inactive  Inactive
Public Service Co. of Colorado (PSCo)             100        100% by Xcel Energy      2,139,968   2,139,968  Public utility (gas,
                                                                                                             electric & thermal)
       PSCo had $8,830,000 in short-term borrowings outstanding from PSR Investments at an average rate of 2.85% at 12/31/03
       1480 Welton Inc.                          6,500       100% by PSCo                10,681      10,681  Holds real estate
       Baugh Lateral Ditch Co.                     (1)     29.06% by PSCo                 (1)         (1)    Cooling water for
                                                                                                             generating facilities
       Beeman Ditch Co.                            (1)     46.26% by PSCo                 (1)         (1)    Cooling water for
                                                                                                             generating facilities
       Consolidated Extension Canal Co.            20      53.55% by PSCo                 (1)         (1)    Cooling water for
                                                                                                             generating facilities
       East Boulder Ditch Co.                   10.600258  88.67% by PSCo                 (1)         (1)    Cooling water for
                                                                                                             generating facilities
       Enterprise Irrigating Ditch Co.          11.95      27.16% by PSCo                 (1)         (1)    Cooling water for
                                                                                                             generating facilities
       Fisher Ditch Co.                            (1)     22.02% by PSCo                 (1)         (1)    Cooling water for
                                                                                                             generating facilities
       Green and Clear Lakes Co.                 2,500       100% by PSCo                 (1)         (1)    Water storage for Cabin
                                                                                                             Creek Hydroelectric
                                                                                                             facility
       Hillcrest Ditch and Reservoir Co.         140       77.78% by PSCo                 (1)         (1)    Cooling water for
                                                                                                             generating facilities
       Jones and Donnelly Ditch Co.              (1)       43.11% by PSCo                 (1)         (1)    Cooling water for
                                                                                                             generating facilities
       Las Animas Consolidated Canal Co.         430.329   76.57% by PSCo                 (1)         (1)    Cooling water for
                                                                                                             generating facilities
       PSR Investments Inc.                      363,190     100% by PSCo                 (1)         (1)    Owns certain life
                                                                                                             insurance policies
                                                                                                             acquired prior to 1986
             PSR Investments had $8,830,000 in short-term borrowings due from PSCo at an average rate of 2.85% at 12/31/03
       United Water Co.                         979.375   84.19% by PSCo                  (1)         (1)    Cooling water for
                                                                                                             generating facilities
Southwestern Public Service Co. (SPS)            100        100% by Xcel Energy                              Public utility
                                                                                                             (electric)
WestGas InterState Inc.                         60,000      100% by Xcel Energy           510         510    Natural gas
                                                                                                             transmission company

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003

                                                  NUMBER
                                                OF COMMON                            ISSUER'S   OWNER'S              BRIEF
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN) SHARES OWNED PERCENT OF VOTING POWER BOOK VALUE BOOK VALUE         DESCRIPTION
---------------------------------------------- ------------ ----------------------- ---------- ----------  -------------------------
                                                                                        (in thousands)
                                                                                                           Intermediate holding
                                                                                                           company for subsidiaries
                                                                                                           providing broadband
Xcel Energy Communications Group Inc. (Xcel Comm)    100       100% by Xcel Energy    272,741    272,741   telecommunications and
                                                                                                           related services
       Xcel Comm had $228,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 1.24% at 12/31/03
       Xcel Comm had $1,605,000 in intercompany short-term debt outstanding to NCE Comm at an average rate of 1.24% at 12/31/03
       NCE Communications Inc. (NCE Comm)            100       100% by Xcel Comm                           No operations
          NCE Comm had $1,605,000 in intercompany short-term debt outstanding from Xcel Comm at an average rate of 1.24% at 12/31/03
          Northern Colorado Telecommunications LLC    (2)    53.75% by NCE Comm        12,971      9,311   Telecommunications
       Seren Innovations Inc.                        760       100% by Xcel Comm      264,921    264,921   Provides cable, telephone
                                                                                                           and high speed internet
                                                                                                           access system
Xcel Energy Foundation                                NA       100% by Xcel Energy        NA         NA    Charitable activities
Xcel Energy International Inc. (Xcel Intl)           100       100% by Xcel Energy     39,372     39,372   Intermediate holding
                                                                                                           company for international
                                                                                                           subsidiaries
       Xcel Intl had $32,300,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 1.24% at 12/31/03
       Xcel Intl had $32,427,194 in intercompany short-term debt outstanding from Xcel Argentina at an average rate of 1.24% at
       12/31/03

       Ekibastus Power Development Ltd.               (2)      100% by Xcel Intl        2,500      2,500   Company holds coal
                                                                                                           equipment
       Independent Power Americas Inc.*            Inactive    100% by Xcel Intl     Inactive    Inactive  Inactive
       Independent Power International Ltd.
         (Indep Power Intl)                           (2)      100% by Xcel Intl           40         40   Holding company for
                                                                                                           Independent Power UK
                                                                                                           Limited
                  Independent Power UK Ltd.           (2)      100% by Indep Power Intl    (2)        (2)  Developed power plant
                                                                                                           projects in the UK
       Xcel Energy Argentina Inc. (Xcel
         Argentina)(3)                               100       100% by Xcel Intl       22,494     22,494   Holds CIESA assets in
                                                                                                           Argentina
                  Xcel Argentina had $32,427,194 in intercompany short-term debt outstanding to Xcel Intl at an average rate of
                    1.24% at 12/31/03

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003

                                                          NUMBER
                                                         OF COMMON
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)         SHARES OWNED   PERCENT OF VOTING POWER
--------------------------------------------------------------------------------------------------
    Corporacion Independiente de Energia SA (CIESA)            (2)   100% by Xcel Argentina

       Central Piedra Buena SA                                 (2)   90% by CIESA
       Hidroelectrica del Sur SA (Hidroelectrica del)          (2)   60% by CIESA
         Hidroelectrica Ameghino SA                            (2)   59% by Hidroelectrica del
       Electrica del Sur SA (Electrica del)                    (2)   100% by CIESA
       Energia del Sur SA                                      (2)   40% by CIESA, 60% by Electrica del

     IPC Operations Ltd.                                       (2)   100% by Xcel Argentina

Xcel Energy Markets Holdings Inc. (Xcel Energy Mkts)            100  100% by Xcel Energy
  Xcel Energy Mkts had $21,255,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 1.24% at 12/31/03
  Xcel Energy Mkts had $11,490,000 in intercompany short-term debt outstanding to e prime at an average rate of 1.24% at 12/31/03
  e prime Inc. (e prime)*                                  Inactive  100% by Xcel Energy Mkts

    e prime had $11,490,000 in intercompany short-term debt outstanding to Xcel Energy Mkts at an average rate of 1.24% at 12/31/03

    Young Gas Storage Co. (Young Gas)                         1,000  100% by e prime

       Young Gas Storage Co. Ltd.                               NA   47.5% by Young Gas

Xcel Energy O&M Services Inc.                                  1000  100% by Xcel Energy

                                                        ISSUER'S    OWNER'S                             BRIEF
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)         BOOK VALUE  BOOK VALUE                        DESCRIPTION
------------------------------------------------------------------------------------------------------------------------------------
                                                           (in thousands)
    Corporacion Independiente de Energia SA (CIESA)      44,786      44,786    Holding company for Argentina assets

       Central Piedra Buena SA                           43,460          (2)   Owns and operates a 620 MW power plant in Argentina
       Hidroelectrica del Sur SA (Hidroelectrica del)     2,208          (2)   Holding company
         Hidroelectrica Ameghino SA                          (2)         (2)   Operates a 48 MW hydroelectric plant
       Electrica del Sur SA (Electrica del)              (1,017)     (1,017)   Holding company

       Energia del Sur SA                                    (2)         (2)   Operates a 76 MW power plant; currently shutdown for
                                                                               potential maintenance

    IPC Operations Ltd.                                  (1,934)     (1,934)   Operates and manages three power plants in Argentina

Xcel Energy Markets Holdings Inc. (Xcel Energy Mkts)     (7,524)     (7,524)   Intermediate holding company for subsidiaries
                                                                               providing energy marketing services
  Xcel Energy Mkts had $21,255,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 1.24% at 12/31/03
  Xcel Energy Mkts had $11,490,000 in intercompany short-term debt outstanding to e prime at an average rate of 1.24% at 12/31/03
  e prime Inc. (e prime)*                                 Inactive    Inactive Inactive
    e prime had $11,490,000 in intercompany short-term debt outstanding to Xcel Energy Mkts at an average rate of 1.24% at 12/31/03

    Young Gas Storage Co. (Young Gas)                     3,279       3,279    Owns 47.5% interest in Young Gas Storage Company,
                                                                               Ltd.

       Young Gas Storage Co. Ltd.                            (2)         (2)   Owns and operates an underground gas storage
                                                                               facility

Xcel Energy O&M Services Inc.                               NA          NA     Provide unregulated O&M services for gas
                                                                               and electric distribution systems owned by others

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003

                                                      NUMBER
                                                    OF COMMON
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)     SHARES OWNED   PERCENT OF VOTING POWER
-------------------------------------------------------------------------------------------
Xcel Energy Retail Holdings Inc. (Xcel Retail)              100   100% by Xcel Energy
       Xcel Retail had $16,730,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 1.24% at 12/31/03
       Xcel Retail had $3,800,000 in intercompany short-term debt outstanding from e prime Energy Marketing Inc at an average rate of 1.24% at 12/31/03
       Xcel Retail had $20,286,785 in intercompany short-term debt outstanding from Planergy Intl at an average rate of 1.24% at 12/31/03
       Xcel Retail had $900,000 in intercompany short-term debt outstanding to Reddy Kilowatt Corp at an average rate of 1.24% at 12/31/03
       Xcel Retail had $1,120,000 in intercompany short-term debt outstanding from Xcel Energy-Cadence Inc at an average rate of 1.24% at 12/31/03
       Xcel Retail had $2,200,000 in intercompany short-term debt outstanding from Xcel Energy Performance
       Contracting Inc at an average rate of 1.24% at 12/31/03
       Xcel Retail had $4,708,000 in intercompany short-term debt outstanding to Xcel Energy Prod and Svcs at an average rate of 1.24% at 12/31/03
       Xcel Retail had $4,210,000 in intercompany short-term debt outstanding to XERS Inc at an average rate of
       1.24% at 12/31/03
       e prime Energy Marketing Inc.                        100   100% by Xcel Retail
          e prime Energy Marketing Inc had $3,800,000 in intercompany short-term debt outstanding from
          Xcel Retail at an average rate of 1.24% at 12/31/03

       e prime Florida Inc.*                           Inactive   100% by Xcel Retail
       e prime Georgia Inc.*                           Inactive   100% by Xcel Retail
       Planergy International Inc. (Planergy Intl)        1,000   100% by Xcel Retail
          Planergy Intl had $20,286,785 in intercompany short-term debt outstanding to Xcel Retail at an average rate of 1.24% at 12/31/03

          Planergy Services Inc. (Planergy Svcs)          1,000   100% by Planergy Intl
            Planergy Services of California Inc.         15,000   100% by Planergy Svcs
            Planergy Capital Associates Inc.          1,500,000   100% by Planergy Svcs
            Planergy Energy Services Corp.                   25   100% by Planergy Svcs


                                                    ISSUER'S    OWNER'S                               BRIEF
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)     BOOK VALUE  BOOK VALUE                          DESCRIPTION
------------------------------------------------------------------------------------------------------------------------------------
                                                       (in thousands)
Xcel Energy Retail Holdings Inc. (Xcel Retail)       10,926       10,926   Intermediate holding company for subsidiaries providing
                                                                           services to retail customers
       Xcel Retail had $16,730,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 1.24% at 12/31/03
       Xcel Retail had $3,800,000 in intercompany short-term debt outstanding from e prime Energy Marketing Inc at an average rate of 1.24% at 12/31/03
       Xcel Retail had $20,286,785 in intercompany short-term debt outstanding from Planergy Intl at an average rate of 1.24% at 12/31/03
       Xcel Retail had $900,000 in intercompany short-term debt outstanding to Reddy Kilowatt Corp at an average rate of 1.24% at 12/31/03
       Xcel Retail had $1,120,000 in intercompany short-term debt outstanding from Xcel Energy-Cadence Inc at an average rate of 1.24% at 12/31/03
       Xcel Retail had $2,200,000 in intercompany short-term debt outstanding from Xcel Energy Performance
       Contracting Inc at an average rate of 1.24% at 12/31/03
       Xcel Retail had $4,708,000 in intercompany short-term debt outstanding to Xcel Energy Prod and Svcs at an average rate of 1.24% at 12/31/03
       Xcel Retail had $4,210,000 in intercompany short-term debt outstanding to XERS Inc at an average rate of
       1.24% at 12/31/03
       e prime Energy Marketing Inc.                  8,568        8,568   Unregulated retail natural gas marketer
          e prime Energy Marketing Inc had $3,800,000 in intercompany short-term debt outstanding from
          Xcel Retail at an average rate of 1.24% at 12/31/03

       e prime Florida Inc.*                        Inactive    Inactive   Inactive
       e prime Georgia Inc.*                        Inactive    Inactive   Inactive
       Planergy International Inc. (Planergy Intl)  (17,157)     (17,157)  Intermediate holding company
          Planergy Intl had $20,286,785 in intercompany short-term debt outstanding to Xcel Retail at an average rate of 1.24% at 12/31/03

          Planergy Services Inc. (Planergy Svcs)         (2)          (2)  Energy services
            Planergy Services of California Inc.         (2)          (2)  Limit liability associated with borrowing agreements
            Planergy Capital Associates Inc.             (2)          (2)  Limit liability associated with borrowing agreements
            Planergy Energy Services Corp.               (2)          (2)  Limit liability associated with borrowing agreements

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003

                                                                        NUMBER
                                                                      OF COMMON
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)                       SHARES OWNED   PERCENT OF VOTING POWER
-------------------------------------------------------------------------------------------------------------
           Planergy Services of Houston Inc.                                  500   100% by Planergy Svcs
           Planergy Services of Texas Inc.                                    500   100% by Planergy Svcs
           Planergy Services USA Inc.                                       3,000   100% by Planergy Svcs
           Planergy Inc. (Planergy)                                           875   100% by Planergy Intl
             Planergy Limited                                                 100   100% by Planergy
             USA-Planergy LLC*                                           Inactive   49% by Planergy
       Reddy Kilowatt Corp.                                                13,435   100% by Xcel Retail
             Reddy Kilowatt Corp had $900,000 in intercompany short-term debt outstanding from Xcel Retail at an average rate of 1.24% at 12/31/03
       Xcel Energy-Cadence Inc.                                             1,000   100% by Xcel Retail
             Xcel Energy-Cadence Inc had $1,120,000 in intercompany short-term debt outstanding to Xcel Retail at an average rate of 1.24% at 12/31/03
             Cadence Network Inc.                                       3,375,000   22.22% by Xcel Energy-Cadence
       Xcel Energy Performance Contracting Inc.                                (2)  100% by Xcel Retail
             Xcel Energy Performance Contracting Inc had $2,200,000 in intercompany short-term debt outstanding to Xcel Retail at an average rate of 1.24% at 12/31/03
       Xcel Energy Products and Services Inc. (Xcel Prod and Svcs)        236.227   100% by Xcel Retail
             Xcel Prod and Svcs had $4,708,000 in intercompany short-term debt outstanding from Xcel Retail at an average rate of 1.24% at 12/31/03
             Xcel Energy Wholesale Propane Inc.*                         Inactive   100% by Xcel Prod and Svcs
       XERS Inc.                                                            1,000   100% by Xcel Retail
             XERS Inc had $4,210,000 in intercompany short-term debt outstanding from Xcel Retail at an average rate of 1.24% at 12/31/03
Xcel Energy Services Inc. (Xcel Svcs)                                       1,000   100% by Xcel Energy
       Xcel Svcs had $20,100,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 1.24% at 12/31/03

                                                                      ISSUER'S    OWNER'S                     BRIEF
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)                       BOOK VALUE  BOOK VALUE                DESCRIPTION
------------------------------------------------------------------------------------------------------------------------------------
                                                                          (in thousands)
           Planergy Services of Houston Inc.                               (2)         (2)   Limit liability associated with
                                                                                             borrowing agreements
           Planergy Services of Texas Inc.                                 (2)         (2)   Limit liability associated with
                                                                                             borrowing agreements
           Planergy Services USA Inc.                                      (2)         (2)   Limit liability associated with
                                                                                             borrowing agreements
           Planergy Inc. (Planergy)                                        (2)         (2)   Energy services
             Planergy Limited                                                                Limit liability associated with
                                                                                             borrowing agreements
             USA-Planergy LLC*                                        Inactive    Inactive   Inactive
       Reddy Kilowatt Corp.                                             5,175       5,175    Energy sales and marketing services
             Reddy Kilowatt Corp had $900,000 in intercompany short-term debt outstanding from Xcel Retail at an average rate of 1.24% at 12/31/03
       Xcel Energy-Cadence Inc.                                           411         411    Partner in Cadence Network
             Xcel Energy-Cadence Inc had $1,120,000 in intercompany short-term debt outstanding to Xcel Retail at an average rate of 1.24% at 12/31/03
             Cadence Network Inc.                                         743          (2)   Business process outsourcer
       Xcel Energy Performance Contracting Inc.                           588         588    Sales of marketing and natural gas
             Xcel Energy Performance Contracting Inc had $2,200,000 in intercompany short-term debt outstanding to Xcel Retail at an average rate of 1.24% at 12/31/03
       Xcel Energy Products and Services Inc. (Xcel Prod and Svcs)      4,213       4,213    Retail energy products and services
                                                                                             provider
             Xcel Prod and Svcs had $4,708,000 in intercompany short-term debt outstanding from Xcel Retail at an average rate of 1.24% at 12/31/03
             Xcel Energy Wholesale Propane Inc.*                      Inactive    Inactive   Inactive
       XERS Inc.                                                        4,896       4,896    Unregulated electric retail marketer
             XERS Inc had $4,210,000 in intercompany short-term debt outstanding from Xcel Retail at an average rate of 1.24% at 12/31/03
Xcel Energy Services Inc. (Xcel Svcs)                                     (38)        (38)   Service company for Xcel Energy system
       Xcel Svcs had $20,100,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 1.24% at 12/31/03


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003

                                                          NUMBER
                                                         OF COMMON
    NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)      SHARES OWNED  PERCENT OF VOTING POWER
--------------------------------------------------      ------------  -------------------------
Xcel Energy Ventures Inc. (Xcel Ventures)                        100  100% by Xcel Energy
       Xcel Ventures had $11,170,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 1.24% at 12/31/03
       Xcel Ventures had $5,650,000 in intercompany short-term debt outstanding from Eloigne at an average rate of 1.24% at 12/31/03
       Xcel Ventures had $110,200 in intercompany short-term debt outstanding to Texas-Ohio Pipeline Inc at an average rate of 1.24% at 12/31/03

        Eloigne Co. (Eloigne) (4)                                820  100% by Xcel Ventures
             Eloigne had $5,650,000 in intercompany short-term debt outstanding to Xcel Ventures at an average rate of 1.24% at 12/31/03

             Cottage Homesteads of Hillcrest LP              NA       100% by Eloigne
             Cottage Homesteads of Willow Ponds LP           NA       100% by Eloigne
             Marsh Run of Brainerd LP                        NA       100% by Eloigne
             Safe Haven Homes LLC (5)                        NA       100% by Eloigne
       Texas-Ohio Pipeline Inc.*                          Inactive    100% by Xcel Ventures
             Texas-Ohio Pipeline Inc has $110,200 in intercompany short-term debt outstanding from Xcel Ventures at an average rate of 1.24% at 12/31/03

       Xcel Energy Transco Inc. (Xcel Transco)               NA       100% by Xcel Ventures
             TRANSLink Development Co. LLC                   NA       45.23% by Xcel Transco
Xcel Energy Wholesale Group Inc. (Xcel Wholesale)          1,000,000  100% by Xcel Energy
       Xcel Wholesale had $87,300,000 in intercompany short-term debt outstanding to UE at an average rate of
        1.24% at 12/31/03

       Utility Engineering Corp. (UE)                         72,000  100% by Xcel Wholesale
             UE had $87,300,000 in intercompany short-term debt outstanding from
              Xcel Wholesale at an average rate of 1.24% at 12/31/03
             UE had $69,060,000 in intercompany short-term debt outstanding to Quixx at an average rate of 1.24% at 12/31/03
             UE had $412,500 in intercompany short-term debt outstanding from Applied Power
              Associates Inc at an average rate of 1.24% at 12/31/03


                                                         ISSUER'S     OWNER'S                 BRIEF
    NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)      BOOK VALUE  BOOK VALUE             DESCRIPTION
--------------------------------------------------      ----------  ----------  ----------------------------------------------------
                                                            (in thousands)
Xcel Energy Ventures Inc. (Xcel Ventures)                  55,563      55,563   Intermediate holding company for subsidiaries to
                                                                                develop and manage new business ventures
       Xcel Ventures had $11,170,000 in intercompany short-term debt outstanding to Xcel Energy at an average rate of 1.24% at 12/31/03
       Xcel Ventures had $5,650,000 in intercompany short-term debt outstanding from Eloigne at an average rate of 1.24% at 12/31/03
       Xcel Ventures had $110,200 in intercompany short-term debt outstanding to
       Texas-Ohio Pipeline Inc at an average rate of 1.24% at 12/31/03


        Eloigne Co. (Eloigne) (4)                          57,252      57,252   Owns interests in affordable housing projects which
                                                                                qualify for low income housing tax credits
             Eloigne had $5,650,000 in intercompany short-term debt outstanding to Xcel Ventures at an average rate of 1.24% at 12/31/03

             Cottage Homesteads of Hillcrest LP               605         605   Owns interests in affordable housing projects
             Cottage Homesteads of Willow Ponds LP            992         992   Owns interests in affordable housing projects
             Marsh Run of Brainerd LP                       1,508       1,508   Owns interests in affordable housing projects
             Safe Haven Homes LLC (5)                         (2)         (2)   Owns interests in affordable housing projects
       Texas-Ohio Pipeline Inc.*                         Inactive    Inactive   Inactive
             Texas-Ohio Pipeline Inc has $110,200 in intercompany short-term debt outstanding from Xcel Ventures at an average rate of 1.24% at 12/31/03

       Xcel Energy Transco Inc. (Xcel Transco)                (2)         (2)   Owns TRANSLink Development Co. LLC
             TRANSLink Development Co. LLC                    (2)         (2)   Owned by Xcel Energy Transco Inc.
Xcel Energy Wholesale Group Inc. (Xcel Wholesale)          283,067   283,067    Intermediate holding company for subsidiaries
                                                                                providing wholesale energy
       Xcel Wholesale had $87,300,000 in intercompany short-term debt outstanding to UE at an average rate of
        1.24% at 12/31/03

       Utility Engineering Corp. (UE)                      138,840   138,840    Engineering, construction management and related
                                                                                services
             UE had $87,300,000 in intercompany short-term debt outstanding from
              Xcel Wholesale at an average rate of 1.24% at 12/31/03
             UE had $69,060,000 in intercompany short-term debt outstanding to Quixx at an average rate of 1.24% at 12/31/03
             UE had $412,500 in intercompany short-term debt outstanding from Applied Power
              Associates Inc at an average rate of 1.24% at 12/31/03

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003

                                                          NUMBER
                                                         OF COMMON
    NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)      SHARES OWNED  PERCENT OF VOTING POWER
--------------------------------------------------      ------------  -------------------------
UE had $2,950,000 in intercompany short-term debt outstanding from Proto-Power
Corp at an average rate of 1.24% at 12/31/03

UE had $25,000 in intercompany short-term debt outstanding from Proto-Power
Michigan Inc at an average rate of 1.24% at 12/31/03

UE had $125,000 in intercompany short-term debt outstanding from Proto-Power New
York Inc at an average rate of 1.24% at 12/31/03

UE had $1,150,000 in intercompany short-term debt outstanding from Universal
Utility Services LLC at an average rate of 1.24% at 12/31/03

UE had $1,275,000 in intercompany short-term debt outstanding from Precision
Resource Co at an average rate of 1.24% at 12/31/03

Applied Power Associates Inc.                                150,450  100% by UE

     Applied Power Associates Inc had $412,500 in intercompany short-term debt outstanding to UE at an average rate of 1.24% at 12/31/03

Precision Resource Co.                                         1,000  100% by UE

     Precision Resource Co had $1,275,000 in intercompany short-term debt outstanding to UE at an average rate of 1.24% at 12/31/03

Proto-Power Corp.                                                100  100% by UE

     Proto-Power Corp had $2,950,000 in intercompany short-term debt outstanding to UE at an average rate of 1.24% at 12/31/03


Proto-Power Michigan Inc.                                        100  100% by Proto-Power Corp.

          Proto-Power Michigan Inc had $25,000 in intercompany short-term debt outstanding to UE at an average rate of 1.24% at 12/31/03


Proto-Power New York Inc.                                     882.75  100% by UE

     Proto-Power New York Inc had $125,000 in intercompany short-term debt outstanding to UE at an average rate of 1.24% at 12/31/03

Quixx Corp. (Quixx)                                           51,000  100% by UE

     Quixx had $69,060,000 in intercompany short-term debt outstanding from UE at an average rate of 1.24% at 12/31/03

     BCH Energy LP*                                       Inactive    42.2% by Quixx

                                                                      32% by Quixx, 0.01% by Quixx

     Carolina Energy LP*                                  Inactive    Carolina

     Dragon Energy Corp. (Dragon)*                        Inactive    100% by Quixx

     KES Montego Inc. (KES Montego)*                      Inactive    100% by Quixx

                                                         ISSUER'S     OWNER'S                 BRIEF
    NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)      BOOK VALUE  BOOK VALUE             DESCRIPTION
--------------------------------------------------      ----------  ----------             -----------------------------------------
                                                             (in thousands)
UE had $2,950,000 in intercompany short-term debt outstanding from Proto-Power
Corp at an average rate of 1.24% at 12/31/03

UE had $25,000 in intercompany short-term debt outstanding from Proto-Power
Michigan Inc at an average rate of 1.24% at 12/31/03

UE had $125,000 in intercompany short-term debt outstanding from Proto-Power New
York Inc at an average rate of 1.24% at 12/31/03

UE had $1,150,000 in intercompany short-term debt outstanding from Universal
Utility Services LLC at an average rate of 1.24% at 12/31/03

UE had $1,275,000 in intercompany short-term debt outstanding from Precision
Resource Co at an average rate of 1.24% at 12/31/03

Applied Power Associates Inc.                                (317)       (317)             Civil engineering

     Applied Power Associates Inc had $412,500 in intercompany short-term debt outstanding to UE at an average rate of 1.24% at 12/31/03

Precision Resource Co.                                        686         686              Contract professional and technical
                                                                                           resources

     Precision Resource Co had $1,275,000 in intercompany short-term debt outstanding to UE at an average rate of 1.24% at 12/31/03

Proto-Power Corp.                                           4,882       4,882              Professional engineering

     Proto-Power Corp had $2,950,000 in intercompany short-term debt outstanding to UE at an average rate of 1.24% at 12/31/03

                                                               --          --              To meet licensing requirements for
Proto-Power Michigan Inc.                                                                  engineering firm doing business in
                                                                                           Michigan

          Proto-Power Michigan Inc had $25,000 in intercompany short-term debt outstanding to UE at an average rate of 1.24% at 12/31/03

                                                              806         806              To meet licensing requirements for
Proto-Power New York Inc.                                                                  engineering firm doing business in
                                                                                           New York

     Proto-Power New York Inc had $125,000 in intercompany short-term debt outstanding to UE at an average rate of 1.24% at 12/31/03

Quixx Corp. (Quixx)                                        89,515      89,515              Energy related projects

     Quixx had $69,060,000 in intercompany short-term debt outstanding from UE at an average rate of 1.24% at 12/31/03

     BCH Energy LP*                                      Inactive    Inactive              Inactive

     Carolina Energy LP*                                 Inactive    Inactive              Inactive

     Dragon Energy Corp. (Dragon)*                       Inactive    Inactive              Inactive

     KES Montego Inc. (KES Montego)*                     Inactive    Inactive              Inactive

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003

                                                         NUMBER
                                                        OF COMMON
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)         SHARES OWNED   PERCENT OF VOTING POWER
---------------------------------------------------------------------------------------------------
     Quixx Borger Cogen Inc. (Quixx Borger)                 10,000     100% by Quixx

     Quixx Carolina Inc. (Quixx Carolina)*               Inactive      100% by Quixx

     Quixx Jamaica Inc. (Quixx Jamaica)*                 Inactive      100% by Quixx
                                                                       99% by Quixx Jamaica, 1% by

       KES Jamaica LP*                                   Inactive      KES Montego
                                                                       43.18% by Quixx, 0.50% by

     Quixx Linden LP                                           (2)     Quixxlin

     Quixx Louisville LLC                                      (2)     100% by Quixx

     Quixx Mountain Holdings LLC (Quixx Mountain)*       Inactive      100% by Quixx

       Front Range Energy Associates LLC*                Inactive      50% by Quixx Mountain

     Quixx Power Services Inc. (Quixx Power)                 1,000     100% by Quixx

       ESOCO Crockett Inc. (ESOCO)                              10     100% by Quixx Power

     Quixx Resources Inc. (Quixx Resources)                 10,000     100% by Quixx
                                                                       43.4256% by Quixx Resources,

       Borger Energy Associates LP (Borger)                    (2)      0.45% by Quixx Borger

         Borger Funding Corp.                                  100     100% by Borger
                                                                       99% by Quixx Resources, 1%
       Quixx WRR LP                                            (2)     by Quixx

     Quixx WPP94 Inc. (Quixx WPP94)                         10,000     100% by Quixx

     Quixxlin Corp. (Quixxlin)                              10,000     100% by Quixx

     US Power Fund LP (USPF) (3)                               (2)     11.2% by Quixx

       Denver City Energy Associates LP                        (2)     100% by USPF
                                                                       24.67% by Quixx, 0.33% by
     Windpower Partners 1994 LP                                (2)     Quixx WPP94

  Universal Utility Services LLC                               (2)     100% by UE

     Universal Utility Services LLC had $1,150,000 in intercompany short-term debt outstanding to UE at an average rate of 1.24% at 12/31/03


                                                     ISSUER'S    OWNER'S         BRIEF
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)      BOOK VALUE  BOOK VALUE      DESCRIPTION
-----------------------------------------------------------------------------------------------------------------
                                                         (in thousands)
      Quixx Borger Cogen Inc. (Quixx Borger)               82          82     Energy related projects

      Quixx Carolina Inc. (Quixx Carolina)*            Inactive    Inactive   Inactive

      Quixx Jamaica Inc. (Quixx Jamaica)*              Inactive    Inactive   Inactive


        KES Jamaica LP*                                Inactive    Inactive   Inactive


      Quixx Linden LP                                      (2)         (2)    Energy related projects

      Quixx Louisville LLC                              4,721       4,721     Energy related projects

      Quixx Mountain Holdings LLC (Quixx Mountain)*    Inactive    Inactive   Inactive

        Front Range Energy Associates LLC*             Inactive    Inactive   Inactive

      Quixx Power Services Inc. (Quixx Power)             996         996     Energy related projects

        ESOCO Crockett Inc. (ESOCO)                       295         295     Manage power plant partnerships

      Quixx Resources Inc. (Quixx Resources)              791         791     Energy related projects

        Borger Energy Associates LP (Borger)               (2)         (2)    Energy related projects

          Borger Funding Corp.                             (2)         (2)    Energy related projects

        Quixx WRR LP                                        1           1     Energy related projects

      Quixx WPP94 Inc. (Quixx WPP94)                       43          43     Energy related projects

      Quixxlin Corp. (Quixxlin)                            22          22     Energy related projects

      US Power Fund LP (USPF) (3)                          (2)         (2)    Private equity fund

        Denver City Energy Associates LP                   (2)         (2)    Energy related projects

      Windpower Partners 1994 LP                           (2)         (2)    Energy related projects

  Universal Utility Services LLC                        2,975       2,975     Cooling tower maintenance and repair

      Universal Utility Services LLC had $1,150,000 in intercompany short-term debt outstanding to UE at an average rate of 1.24% at 12/31/03

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003

                                                  NUMBER
                                                 OF COMMON                                ISSUER'S     OWNER'S          BRIEF
NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)  SHARES OWNED   PERCENT OF VOTING POWER   BOOK VALUE   BOOK VALUE     DESCRIPTION
----------------------------------------------  ------------   -----------------------   ----------   ----------   -----------------
                                                                                              (in thousands)
Xcel Energy WYCO Inc. (Xcel WYCO)                        100   100% by Xcel Energy          21,408       21,408    Finance and hold
                                                                                                                   50% interest in
                                                                                                                   WYCO Development
                                                                                                                   LLC
   Xcel WYCO had $3,107,000 in intercompany
   short-term debt outstanding to Xcel Energy
   at an average rate of 1.24% at 12/31/03

   WYCO Development LLC                                   NA    50% by Xcel WYCO                 (2)         (2)   Acquire, own and
                                                                                                                   lease natural gas
                                                                                                                   transportation
                                                                                                                   facilities

   *Indicates inactive entity

   (1) PSCo holds a controlling interest in several relatively small ditch and water companies whose capital requirements are not significant. The investments relate to water needed for electric generating plants.

   (2) Information about certain indirectly owned entities could not be obtained. The value of the investment and equity of these indirectly owned subsidiaries was immaterial to Xcel Energy Inc.

   (3) An Exempt Wholesale Generator (EWG) or Foreign Utility Company (FUCO), as defined.

   (4) Many of Eloigne's investments are Variable Interest Entities (VIE's), as defined by FIN 46. These are listed under Item 5, Investments in Securities of Nonsystem Companies.

   (5) Safe Haven Homes is legally separated from Eloigne Co., but is not financially separable from Eloigne Co. Safe Haven Homes is the general partner and Eloigne Co. is the limited partner of some of Eloigne's affordable housing limited partnerships.

   (6) A Variable Interest Entity, as defined by FIN 46.

ITEM 1 - FOOTNOTES

SUBSIDIARIES OF MORE THAN ONE SYSTEM COMPANY ARE:

     SYSTEM COMPANY                                          SYSTEM COMPANY OWNERS                      INVESTMENT BY OWNER
----------------------------                    --------------------------------------------------      -------------------
Borger Energy Associates LP                     43.4256% by Quixx Resources, 0.45% by Quixx Borger        Reported above

Carolina Energy LP*                             32% by Quixx, 0.01% by Quixx Carolina                     Reported above

KES Jamaica LP*                                 99% by Quixx Jamaica, 1% by KES Montego                   Reported above

Plover LLC                                      90% by Eloigne, 10% by Clearwater Investments             Reported above

Quixx Linden LP                                 43.18% by Quixx, 0.5% by Quixxlin                         Reported above

Quixx WRR, LP                                   99% by Quixx Resources, 1% by Quixx                       Reported above

Windpower Partners 1994 LP                      24.67% by Quixx, 0.33% by Quixx WPP94                     Reported above

*Indicates inactive entity

NONCORPORATE SUBSIDIARIES ARE:

             NAME OF SUBSIDIARY                 TYPE OF ORGANIZATION                                 EQUITY INVESTMENT
---------------------------------------------   --------------------                                 -----------------
Albany Countryside LP                           Limited Partnership                                   Reported Above

BCH Energy LP*                                  Limited Partnership                                   Reported Above

Bemidji Townhouse LP                            Limited Partnership                                   Reported Above

Blaine North Pointe LP                          Limited Partnership                                   Reported Above

Bloomington Southview LP                        Limited Partnership                                   Reported Above

Borger Energy Associates LP                     Limited Partnership                                   Reported Above

Brooklyn Center Leased Housing Associates LP    Limited Partnership                                   Reported Above

Carolina Energy LP*                             Limited Partnership                                   Reported Above

Central Towers LP                               Limited Partnership                                   Reported Above

Chaska Brickstone LP                            Limited Partnership                                   Reported Above

Civic Center Apartments LLLP                    Limited Partnership                                   Reported Above

CMS LLC                                                 LLC                                           Reported Above

Colfax Prairie Homes LP                         Limited Partnership                                   Reported Above

Cottage Court LP                                Limited Partnership                                   Reported Above

Cottage Homesteads of Hillcrest LP              Limited Partnership                                   Reported Above

Cottage Homesteads of Willow Ponds LP           Limited Partnership                                   Reported Above

Cottages of Spring Lake Park LP                 Limited Partnership                                   Reported Above

Cottages of Vadnais Heights LP                  Limited Partnership                                   Reported Above

Crown Ridge Apartments LP                       Limited Partnership                                   Reported Above

Dakotah Pioneer LP                              Limited Partnership                                   Reported Above

Driftwood Partners LP                           Limited Partnership                                   Reported Above

East Creek LP                                   Limited Partnership                                   Reported Above

Edenvale Family Housing LP                      Limited Partnership                                   Reported Above

Ekibastus Power Development Ltd.                Limited Partnership                                   Reported Above

Fairview Ridge LP                               Limited Partnership                                   Reported Above

Farmington Family Housing LP                    Limited Partnership                                   Reported Above

Farmington Townhomes LP                         Limited Partnership                                   Reported Above

       NAME OF SUBSIDIARY                       TYPE OF ORGANIZATION                                 EQUITY INVESTMENT
-----------------------------------------       --------------------                                 -----------------
Front Range Energy Associates LLC*                      LLC                                           Reported Above

Granite Hill LP                                 Limited Partnership                                   Reported Above

Groveland Terrace Townhomes LP                  Limited Partnership                                   Reported Above

Hearthstone Village LP                          Limited Partnership                                   Reported Above

Independent Power International Ltd.            Limited Partnership                                   Reported Above

Independent Power UK Ltd.                       Limited Partnership                                   Reported Above

IPC Operations Ltd.                             Limited Partnership                                   Reported Above

J & D 14-93 LP                                  Limited Partnership                                   Reported Above

Jefferson Heights of Zumbrota LP                Limited Partnership                                   Reported Above

KES Jamaica LP*                                 Limited Partnership                                   Reported Above

Lakeville Court LP                              Limited Partnership                                   Reported Above

Lauring Green LP                                Limited Partnership                                   Reported Above

Links Lane LP                                   Limited Partnership                                   Reported Above

Lyndale Avenue Townhomes LP                     Limited Partnership                                   Reported Above

Mahtomedi Woodland LP                           Limited Partnership                                   Reported Above

Majestic View LP                                Limited Partnership                                   Reported Above

Mankato Townhomes I LP                          Limited Partnership                                   Reported Above

Marsh Run of Brainerd LP                        Limited Partnership                                   Reported Above

Marvin Garden LP                                Limited Partnership                                   Reported Above

MDI LP #44                                      Limited Partnership                                   Reported Above

Moorhead Townhomes LP                           Limited Partnership                                   Reported Above

Northern Colorado Telecommunications LLC                LLC                                           Reported Above

NSP Financing II*                                  Business Trust                                     Reported Above

Nuclear Management Co. LLC                              LLC                                           Reported Above

Oakdale Leased Housing Associates LP            Limited Partnership                                   Reported Above

Park Rapids Townhomes LP                        Limited Partnership                                   Reported Above

Planergy Limited                                Limited Partnership                                   Reported Above

Plover LLC                                              LLC                                           Reported Above

Polynesian Village 1994 LP                      Limited Partnership                                   Reported Above

Prescott Development LLC                                LLC                                           Reported Above

Private Fuel Storage LLC                                LLC                                           Reported Above

Quixx Linden LP                                 Limited Partnership                                   Reported Above

Quixx Louisville LLC                                    LLC                                           Reported Above

Quixx Mountain Holdings LLC*                            LLC                                           Reported Above

Quixx WRR LP                                    Limited Partnership                                   Reported Above

R & W LP                                        Limited Partnership                                   Reported Above

Rochester Townhomes LP                          Limited Partnership                                   Reported Above

Rushford Housing LP                             Limited Partnership                                   Reported Above

RWIC Credit Fund LP                             Limited Partnership                                   Reported Above

          NAME OF SUBSIDIARY                    TYPE OF ORGANIZATION                                 EQUITY INVESTMENT
--------------------------------------          --------------------                                 -----------------
Safe Haven Homes LLC                                     LLC                                           Reported Above

Shade Tree Apartments LP                         Limited Partnership                                   Reported Above

Shakopee Boulder Ridge LP                        Limited Partnership                                   Reported Above

Shenandoah Woods LP                              Limited Partnership                                   Reported Above

Shoe Factory Holdings LLC                                LLC                                           Reported Above

Sioux Falls Housing Equity Fund I LP             Limited Partnership                                   Reported Above

Sioux Falls Partners LP                          Limited Partnership                                   Reported Above

Sioux River LP                                   Limited Partnership                                   Reported Above

St. Cloud Housing LP                             Limited Partnership                                   Reported Above

Stratford Flats LP                               Limited Partnership                                   Reported Above

Tower Terrace LP                                 Limited Partnership                                   Reported Above

TRANSLink Development Co. LLC                            LLC                                           Reported Above

US Power Fund LP                                 Limited Partnership                                   Reported Above

USA-Planergy LLC*                                        LLC                                           Reported Above

Windpower Partners 1994 LP                       Limited Partnership                                   Reported Above

Woodland Village LP                              Limited Partnership                                   Reported Above

Woodsedge Eau Claire LP                          Limited Partnership                                   Reported Above

WYCO Development LLC                                     LLC                                           Reported Above

Wyoming LP                                       Limited Partnership                                   Reported Above

Wyoming LP II                                    Limited Partnership                                   Reported Above

Xcel Energy Foundation                          Charitable Foundation                                  Reported Above

Young Gas Storage Co. Ltd.                       Limited Partnership                                   Reported Above

*Indicates inactive entity

SUBSIDIARIES ADDED DURING THE YEAR WERE:

                                      DATE OF              STATE OF
   NAME OF SUBSIDIARY             INCORP./ACQUIRED       INCORPORATION             DESCRIPTION
-------------------------         ----------------       -------------            ---------------
Proto-Power Michigan Inc.             08/11/2003          Michigan                Reported above

Proto-Power New York Inc.             02/19/2003          New York                Reported above

US Power Fund                          11/8/2003          Delaware                Reported above

CHANGES IN THE STATUS OF EXISTING SUBSIDIARIES WERE:

                                     DATE OF
                                     STATUS                DESCRIPTION                  STATE OF                  DESCRIPTION
   NAME OF SUBSIDIARY                CHANGE                OF CHANGE                 INCORPORATION                OF BUSINESS
-----------------------             ----------             -----------           ----------------------     ------------------------
Bear Energy Corp.                   6/30/2003               Dissolved            British Virgin Islands     Energy related projects

Black Mountain Gas Co.              10/21/2003                Sold                    Minnesota             Distributes natural gas

                                     DATE OF
                                     STATUS      DESCRIPTION           STATE OF                          DESCRIPTION
     NAME OF SUBSIDIARY              CHANGE       OF CHANGE          INCORPORATION                       OF BUSINESS
---------------------------------   ----------   -----------     -------------------  ----------------------------------------------
Brooklyn Center Leased Housing                                                        Owns interests in affordable

Associates LP                           6/2003       Sold             Minnesota       housing projects

CPC Limited Partnership              9/18/2003     Dissolved       Cayman Islands     Inactive

Energy Masters International Inc.    1/27/2003    Name Change         Minnesota       Changed to - Xcel Energy Performance
                                                                                      Contracting Inc.

Guardian Pipeline LLC                1/17/2003       Sold             Delaware        Construct, own and operate interstate gas
                                                                                      transmission pipeline from IL to WI

Johnstown Cogeneration Co. LLC       12/5/2003     Dissolved          Colorado        Operates a 3 MW natural gas turbine generator

Natural Station Equipment LLC         4/1/2003     Dissolved          Delaware        Sales to gas industry

NRG Energy Inc.                      12/5/2003    Divestiture         Delaware        Nonregulated energy products and services

NSP Energy Marketing Inc.            2/11/2003     Dissolved          Minnesota       Organizational documents were never drafted

NSP Financing I                      9/15/2003     Cancelled          Delaware        Special purpose business trust

Planergy Housing Inc.               12/12/2003       Sold             Delaware        Holds public housing contracts

Quixx Mustang Station Inc.           8/20/2003   Entity Change        Delaware        Changed to - Quixx Mustang Station LLC

Quixx Mustang Station LLC           12/10/2003       Sold             Delaware        Any business activity permitted under the laws
                                                                                      of the State of Texas

Ultra Power Technologies Inc.        6/13/2003     Dissolved          Minnesota       Inactive

Viking Gas Transmission Co.          1/17/2003       Sold             Delaware        Natural gas transmission

Xcel Energy - Centrus Inc.           3/31/2003     Dissolved          Colorado        Established to hold 1/3 interest in Centrus
                                                                                      LLP

XECC Group Inc.                      2/21/2003     Dissolved          Delaware        Inactive

XEM Inc.                             2/21/2003     Dissolved          Delaware        Inactive

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

During 2003, there was one sale of utility assets, which involved consideration of more than $1 million:

1 - PSCo sold distribution facilities to Keystone Ski Resort for $1,450,000, to be paid in three annual payments.

During 2003, there were no acquisitions of utility assets, which involved consideration of more than $1 million.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

Excluding transactions reported in a certificate filed pursuant to Rule 24, the table below provides a brief description of issuances, sales or pledges of securities of system companies or guaranty or assumption by system companies of securities of other persons, including system companies or exempted subsidiaries.

                                                  NAMES OF COMPANY
               NAME OF ISSUER                ISSUING, GUARANTEEING, OR     DATE OF                      AUTHORIZATION
             AND TITLE OF ISSUE                 ASSUMING SECURITIES      TRANSACTION   CONSIDERATION    OR EXEMPTION
                    (1)                                 (2)                  (3)            (4)              (5)
-------------------------------------------  -------------------------   -----------   -------------    ------------
Xcel Energy Performance Contracting Inc.           Xcel Energy
Surety Bonds for notary bonds                      Performance
    End of year balance                         Contracting Inc.         12/31/2003     $   12,500           Rule 45
    Highest balance during the year                                      1/31/2003      $1,202,000

Northern States Power Company-Minnesota      Northern States Power
Surety Bonds for various purposes including  Company-Minnesota performance bonds, right of way bonds and
various license and permits.
    End of year balance                                                  12/31/2003       $153,250          Rule 45
    Highest balance during the year                                      1/31/2003        $222,250

Public Service Company of Colorado           Public Service Company
Surety Bonds for performance and payment          of Colorado
    End of year balance                                                  12/31/2003       $500,000          Rule 45
    Highest balance during the year                                      12/31/2003       $500,000

Utility Engineering                            Utility Engineering
Surety Bonds for performance and payment
    End of year balance                                                  12/31/2003    $550,148,969          Rule 45
    Highest balance during the year                                      12/31/2003    $550,148,969

Seeley Bank                                   Northern States Power      09/23/2003        $62,351           Rule 52
Short-Term Promissory Note                     Company - Minnesota

United Power & Land                            United Power & Land       12/19/2003       $282,593           Rule 52
Public Improvement Assessment

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

The table below provides a brief description of any system securities acquired, redeemed or retired, whether the securities have been extinguished or held for further disposition, and the authorization or exemption relied upon.

                                                                 NAMES OF COMPANY
                        NAME OF ISSUER                         ACQUIRING, REDEEMING
                      AND TITLE OF ISSUE                      OR RETIRING SECURITIES  CONSIDERATION
                      ------------------                      ----------------------  -------------
                             (1)                                        (2)                (3)
NSP-MINNESOTA
First Mortgage Bonds -                                            NSP-Minnesota        (80,000,000)
First Mortgage Bonds -                                            NSP-Minnesota       (100,000,000)
First Mortgage Bonds - Minneapolis Pollution Control              NSP-Minnesota         (5,450,000)
First Mortgage Bonds - Mankato Pollution Control                  NSP-Minnesota         (3,400,000)
First Mortgage Bonds - Red Wing Pollution Control                 NSP-Minnesota         (4,850,000)
First Mortgage Bonds - Series Q - Ramsey                          NSP-Minnesota         (2,155,000)
First Mortgage Bonds - GA Monticello Pollution Control            NSP-Minnesota         (2,975,000)
First Mortgage Bonds - GA Monticello Pollution Control            NSP-Minnesota         (1,225,000)
First Mortgage Bonds - GA Monticello Pollution Control            NSP-Minnesota         (3,500,000)
First Mortgage Bonds - GA Red Wing Pollution Control              NSP-Minnesota        (20,750,000)
First Mortgage Bonds - Anoka Resource Recovery - Series 1999      NSP-Minnesota         (2,100,000)
Junior Subordinated Debentures                                    NSP-Minnesota       (206,190,000)
Public Improvement Assessments - Sherco                           NSP-Minnesota            (33,187)
Mankato Service Center Mortgage                                   NSP-Minnesota            (56,609)
NSP-WISCONSIN
First Mortgage Bonds - 7.25%                                      NSP-Wisconsin       (110,000,000)
First Mortgage Bonds -                                            NSP-Wisconsin        (40,000,000)
Ft. McCoy Acquisition Loan                                        NSP-Wisconsin            (33,785)
PSCO
First Mortgage Bonds - 8.75%                                           PSCo           (146,340,000)
First Collateral Trust Bonds - 6%                                      PSCo           (250,000,000)
Junior Subordinated Debentures                                         PSCo           (200,000,000)
First Mortgage Bonds - Secured Med Term
Note - Series B                                                        PSCo            (15,000,000)
First Mortgage Bonds - Secured Med Term
Note - Series B                                                        PSCo            (15,000,000)
Obligation Under Capital Lease                                         PSCo             (2,096,899)


                                                                    EXTINGUISHED (EXT)
                        NAME OF ISSUER                                OR HELD (H) FOR     AUTHORIZATION
                      AND TITLE OF ISSUE                            FURTHER DISPOSITION    OR EXEMPTION
                      ------------------                            -------------------    ------------
                             (1)                                            (4)                (5)
NSP-MINNESOTA
First Mortgage Bonds -                                                      EXT              Rule 42
First Mortgage Bonds -                                                      EXT              Rule 42
First Mortgage Bonds - Minneapolis Pollution Control                        EXT              Rule 42
First Mortgage Bonds - Mankato Pollution Control                            EXT              Rule 42
First Mortgage Bonds - Red Wing Pollution Control                           EXT              Rule 42
First Mortgage Bonds - Series Q - Ramsey                                    EXT              Rule 42
First Mortgage Bonds - GA Monticello Pollution Control                      EXT              Rule 42
First Mortgage Bonds - GA Monticello Pollution Control                      EXT              Rule 42
First Mortgage Bonds - GA Monticello Pollution Control                      EXT              Rule 42
First Mortgage Bonds - GA Red Wing Pollution Control                        EXT              Rule 42
First Mortgage Bonds - Anoka Resource Recovery - Series 1999                EXT              Rule 42
Junior Subordinated Debentures                                              EXT              Rule 42
Public Improvement Assessments - Sherco                                     EXT              Rule 42
Mankato Service Center Mortgage                                             EXT              Rule 42
NSP-WISCONSIN
First Mortgage Bonds - 7.25%                                                EXT              Rule 42
First Mortgage Bonds -                                                      EXT              Rule 42
Ft. McCoy Acquisition Loan                                                  EXT              Rule 42
PSCO
First Mortgage Bonds - 8.75%                                                EXT              Rule 42
First Collateral Trust Bonds - 6%                                           EXT              Rule 42
Junior Subordinated Debentures                                              EXT              Rule 42
First Mortgage Bonds - Secured Med Term
Note - Series B                                                             EXT              Rule 42
First Mortgage Bonds - Secured Med Term
Note - Series B                                                             EXT              Rule 42
Obligation Under Capital Lease                                              EXT              Rule 42

                                              NAMES OF COMPANY                     EXTINGUISHED (EXT)
           NAME OF ISSUER                   ACQUIRING, REDEEMING                     OR HELD (H) FOR    AUTHORIZATION
         AND TITLE OF ISSUE                OR RETIRING SECURITIES  CONSIDERATION   FURTHER DISPOSITION   OR EXEMPTION
         ------------------                ----------------------  -------------   -------------------  -------------
                (1)                                  (2)                (3)                (4)                (5)
SPS
Junior Subordinated Debentures                       SPS           (103,092,783)           EXT              Rule 42
CHEYENNE
First Mortgage Bonds -                            Cheyenne           (4,000,000)           EXT              Rule 42
ELOIGNE
Affordable Housing Project Mortgages               Eloigne           (2,214,009)           EXT              Rule 42
PLANERGY
PESC Nisshinbo                                    Planergy              (32,371)           EXT              Rule 42
PESC Domtar                                       Planergy              (56,803)           EXT              Rule 42
PESC Newark                                       Planergy              (37,362)           EXT              Rule 42
PESC Mobil                                        Planergy             (186,348)           EXT              Rule 42
PESC Chevron                                      Planergy             (419,661)           EXT              Rule 42
PSTI Fina                                         Planergy              (29,273)           EXT              Rule 42
PSTI Mobil Bevil Oaks                             Planergy              (86,180)           EXT              Rule 42
PSTI Mobil Fairfield                              Planergy              (86,180)           EXT              Rule 42
PSTI Mobil Grapeland                              Planergy             (210,359)           EXT              Rule 42
PSTI Mobil Keller                                 Planergy             (147,442)           EXT              Rule 42
PSHI Tejas                                        Planergy             (184,751)           EXT              Rule 42
PI Academic Capital Ohio                          Planergy             (172,092)           EXT              Rule 42
PI Academic Capital Ontario                       Planergy             (179,446)           EXT              Rule 42
PI ABB Kentucky                                   Planergy             (783,808)           EXT              Rule 42

ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

For each system company, excluding subsidiaries exempted from regulation as such pursuant to Section 3(d), securities representing obligations of customers incurred in the ordinary course of business, and temporary cash report as of the end of the year:

(1) Aggregate amount of investments in persons operating in the retail service area of the owner, or of its subsidiaries. State the number of persons included. If investments were made pursuant to State law, cite the State law under which they were made.

                                              AGGREGATE AMOUNT OF
                                                INVESTMENTS IN
                                              PERSONS (ENTITIES)
                                             OPERATING IN RETAIL      NUMBER OF PERSONS
    NAME OF COMPANY                           SVC AREA OF OWNER      (ENTITIES) INCLUDED         DESCRIPTION
---------------------------                  --------------------    -------------------   ----------------------------
NSP-Minnesota                                       $1,808,691             1               Economic Development Loans
NSP-Minnesota                                       $2,437,070             1               Affordable Housing
NSP-Minnesota                                         $879,610             1               Other Investments
NSP-Wisconsin                                       $5,363,492             1               Economic Development Loans
PSCo                                                $3,832,482             1               Special Deposits
PSCo                                               $23,796,061             1               Restricted Cash - Collateral
PSCo                                                    $1,687             1               Other Investments
SPS                                                    $46,027             1               Special Deposits
SPS                                                 $2,200,000             1               Restricted Cash - Collateral

(2) With respect to securities owned not included in category 1, state the name of the issuer, describe the securities, including number of shares and percentage of voting power as to equity securities, indicate the general nature of the issuer's business, and state the owner's book value of the investment.

                                          # OF
                                         COMMON                 ISSUER'S
       NAME OF COMPANY (ADD              SHARES   PERCENT OF      BOOK      OWNER'S                         BRIEF
     ABBREVIATION USED HEREIN)           OWNED   VOTING POWER    VALUE     BOOK VALUE                    DESCRIPTION
-----------------------------------      ------  -------------  --------  ----------- ---------------------------------------------
                                                                   (in thousands)
Beaver Ditch Co.(1)                       (2)    8% by PSCo        (2)        (2)     Cooling water for generating facilities
Dry Creek No. 2 Ditch Co. (1)             (2)    9.37% by PSCo     (2)        (2)     Cooling water for generating facilities
McDonald (Prairie) Ditch Co. (1)          (2)    7.93% by PSCo     (2)        (2)     Cooling water for generating facilities
Mutual Lateral Ditch Co. (1)              (2)    5% by PSCo        (2)        (2)     Cooling water for generating facilities
Westmoor Acres Irrigation Co. (1)         (2)    9.09% by PSCo     (2)        (2)     Cooling water for generating facilities
Albany Countryside LP (4)                  NA             NA      375        243      Owns interests in affordable housing projects
Bemidji Townhouse LP (4)                   NA             NA      818        884      Owns interests in affordable housing projects
Blaine North Pointe LP (4)                 NA             NA    1,231      1,230      Owns interests in affordable housing projects
Bloomington Southview LP (4)               NA             NA    2,477      2,477      Owns interests in affordable housing projects
Central Towers LP (4)                      NA             NA    4,076      2,640      Owns interests in affordable housing projects
Chaska Brickstone LP (4)                   NA             NA    1,573      1,662      Owns interests in affordable housing projects
Civic Center Apartment LLLP (4)            NA             NA    5,697      7,168      Owns interests in affordable housing projects
Colfax Prairie Homes LP (4)                NA             NA      428        419      Owns interests in affordable housing projects
Cottage Court LP (4)                       NA             NA      592         (2)     Owns interests in affordable housing projects
Cottages of Spring Lake Park LP (4)        NA             NA       (2)        (2)     Owns interests in affordable housing projects
Cottages of Vadnais Heights LP (4)         NA             NA      777        661      Owns interests in affordable housing projects
Crown Ridge Apartments LP (4)              NA             NA      439        429      Owns interests in affordable housing projects
Dakotah Pioneer LP (4)                     NA             NA    1,561      1,049      Owns interests in affordable housing projects
Driftwood Partners LP (4)                  NA             NA    1,673        808      Owns interests in affordable housing projects
East Creek LP (4)                          NA             NA    1,421      1,405      Owns interests in affordable housing projects
Edenvale Family Housing LP (4)             NA             NA    1,471         (2)     Owns interests in affordable housing projects

                                          # OF
                                         COMMON                 ISSUER'S
       NAME OF COMPANY (ADD              SHARES   PERCENT OF      BOOK      OWNER'S                         BRIEF
     ABBREVIATION USED HEREIN)           OWNED   VOTING POWER    VALUE     BOOK VALUE                    DESCRIPTION
-----------------------------------      ------  -------------  --------  ----------- ---------------------------------------------
                                                                   (in thousands)
Fairview Ridge LP (4)                      NA         NA          1,758      1,848    Owns interests in affordable housing projects
Farmington Family Housing LP (4)           NA         NA          1,824      1,908    Owns interests in affordable housing projects
Farmington Townhomes LP (4)                NA         NA            721        721    Owns interests in affordable housing projects
Granite Hill LP (4)                        NA         NA            328        177    Owns interests in affordable housing projects
Hearthstone Village LP (4)                 NA         NA            222        161    Owns interests in affordable housing projects
J & D 14-93 LP (4)                         NA         NA             --         --    Owns interests in affordable housing projects
Jefferson Heights of Zumbrota LP (4)       NA         NA            563        517    Owns interests in affordable housing projects
Lakeville Court LP (4)                     NA         NA          1,307      1,105    Owns interests in affordable housing projects
Lauring Green LP (4)                       NA         NA            284         (2)   Owns interests in affordable housing projects
Links Lane LP (4)                          NA         NA          1,318      1,305    Owns interests in affordable housing projects
Lyndale Avenue Townhomes LP (4)            NA         NA          1,883      1,825    Owns interests in affordable housing projects
Mahtomedi Woodland LP (4)                  NA         NA          1,634      1,646    Owns interests in affordable housing projects
Majestic View LP (4)                       NA         NA            335        332    Owns interests in affordable housing projects
Mankato Townhomes I LP (4)                 NA         NA          1,449      1,418    Owns interests in affordable housing projects
Marvin Garden LP (4)                       NA         NA            283        314    Owns interests in affordable housing projects
MDI LP #44 (4)                             NA         NA            297        290    Owns interests in affordable housing projects
Moorhead Townhomes LP (4)                  NA         NA          1,865         (2)   Owns interests in affordable housing projects
Oakdale Leased Housing Associates LP (4)   NA         NA          1,133         (2)   Owns interests in affordable housing projects
Park Rapids Townhomes LP (4)               NA         NA            758        754    Owns interests in affordable housing projects
Plover LLC (4)                             NA         NA            477        477    Owns interests in affordable housing projects
Polynesian Village 1994 LP (4)             NA         NA            152        189    Owns interests in affordable housing projects
Rochester Townhomes LP (4)                 NA         NA          1,273         (2)   Owns interests in affordable housing projects

                                          # OF
                                         COMMON                 ISSUER'S
       NAME OF COMPANY (ADD              SHARES   PERCENT OF      BOOK      OWNER'S                         BRIEF
    ABBREVIATION USED HEREIN)            OWNED   VOTING POWER    VALUE     BOOK VALUE                    DESCRIPTION
-----------------------------------      ------  -------------  --------  ----------- ---------------------------------------------
                                                                   (in thousands)
Rushford Housing LP (4)                    NA         NA         1,036      1,005     Owns interests in affordable housing projects
RWIC Credit Fund LP (4)                    NA         NA           321        942     Owns interests in affordable housing projects
Shade Tree Apartments LP (4)               NA         NA         1,460         (2)    Owns interests in affordable housing projects
Shakopee Boulder Ridge LP (4)              NA         NA         1,775      1,865     Owns interests in affordable housing projects
Shenandoah Woods LP (4)                    NA         NA         1,406         (2)    Owns interests in affordable housing projects
Sioux Falls Housing Equity Fund I LP
(3)(4)                                     NA         NA           535         (2)    Owns interests in affordable housing projects
Sioux Falls Partners LP (4)                NA         NA           343         (2)    Owns interests in affordable housing projects
Sioux River LP (4)                         NA         NA            (2)        (2)    Owns interests in affordable housing projects
St. Cloud Housing LP (4)                   NA         NA         2,065      2,103     Owns interests in affordable housing projects
Stratford Flats LP (4)                     NA         NA           520        522     Owns interests in affordable housing projects
Tower Terrace LP (4)                       NA         NA           931        673     Owns interests in affordable housing projects
Woodland Village LP (4)                    NA         NA           711        293     Owns interests in affordable housing projects
Wyoming LP (4)                             NA         NA           881        881     Owns interests in affordable housing projects
Wyoming LP II (4)                          NA         NA         1,242      1,142     Owns interests in affordable housing projects

* Indicates inactive entity

(1) PSCo holds a controlling interest in several relatively small ditch and water companies whose capital requirements are not significant. The investments relate to water needed for generating facilities.

(2) Information about certain indirectly owned entities was not readily available. The value of the investment and equity of these indirectly owned subsidiaries was not material to Xcel Energy Inc.

(3) Eloigne's investment in Cumberland and North Cleveland is combined and reported on the Sioux Falls Housing Equity Fund I LP line.

(4) A Variable Interest Entity (VIE), as defined in FIN 46.

ITEM 6. OFFICERS AND DIRECTORS

PART I

As of December 31, 2003, the officers and directors of all system companies are as follows:

LEGEND OF ABBREVIATIONS

AC       Assistant Controller
AS       Assistant Secretary
AT       Assistant Treasurer
AVP      Assistant Vice President
C        Controller
CB       Chairman of the Board
CEO      Chief Executive Officer
CFO      Chief Financial Officer
COO      Chief Operating Officer
D        Director
EVP      Executive Vice President
GC       General Counsel
P        President
PFO      Principal Financial Officer
S        Secretary
SVP      Senior Vice President
T        Treasurer
VC       Vice Chairman of the Board
VP       Vice President

                                                                             PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
1480 WELTON, INC.                            Bulloch, Gina L.           Denver, CO                 D
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Evans, Cynthia A.          Denver, CO                 D
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Lesher, Cynthia L.         Minneapolis, MN            D, CB, P
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            VP, T
                                             Widdel, Susan G.           Minneapolis, MN            D, VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS
APPLIED POWER ASSOCIATES, INC.               Barron, Eddie T.           Denver, CO                 D, P, COO
                                             Corbell, Royce W.          Amarillo, TX               C, AS
                                             Henderson, Billy B.        Amarillo, TX               D, T, CFO
                                             McCausland, Robert Ross    Amarillo, TX               D, VP, S
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Rugg, Raymond F.           Denver, CO                 D, CB, CEO
                                             Ziebell, Anne M.           Minneapolis, MN            AS
BORGER ENERGY ASSOCIATES, LP                 Hardenbergh, Frank E.      Amarillo, TX               Mgmt Comm Rep
                                             Heller, Clarence           Amarillo, TX               Mgmt Comm Rep
                                             Jackson, Rachel            Amarillo, TX               Mgmt Comm Rep
                                             Johnson, Doug              Amarillo, TX               Mgmt Comm Rep
                                             McCausland, Robert Ross    Amarillo, TX               Mgmt Comm Rep
                                             Murphy, Mel                Amarillo, TX               Mgmt Comm Rep
                                             Steele, James J.           Amarillo, TX               Mgmt Comm Rep
                                             Witzing, Michael           Amarillo, TX               Mgmt Comm Rep
                                             Zenner, Thomas H.          Amarillo, TX               Mgmt Comm Rep

PART I

                                                                             PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
BORGER FUNDING CORPORATION                   Darby, Terrence            Amarillo, TX               D
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Gross, Scott I.            Amarillo, TX               VP, S, T
                                             McCausland, Robert Ross    Amarillo, TX               P, COO
                                             Murphy, Mel                Amarillo, TX               VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Rugg, Raymond F.           Denver, CO                 D, CB, CEO
                                             Schroeder, Andrew E.       Amarillo, TX               VP
                                             Sinclair, Stephen J.       Amarillo, TX               D, VP
CADENCE NETWORK, INC.                        Alvaro, Jay                Cincinnatti, OH            S
                                             Case, Janice B.            Cincinnatti, OH            D
                                             Christopher, James         Cincinnatti, OH            VP, COO
                                             Collins, Jack A.           Cincinnatti, OH            VP
                                             Doyle, William F.          Cincinnatti, OH            D
                                             King, Stephen M.           Cincinnatti, OH            AS
                                             Ingle, Donald B.           Cincinnatti, OH            D
                                             Jaeger, Douglas W.         Eau Clair, WI              D
                                             Lieberman, Jeff            Cincinnatti, OH            D
                                             Ludlow, Madeleine          Cincinnatti, OH            D, P, CEO
                                             Noonan, Sheila             Cincinnatti, OH            VP
CHEYENNE LIGHT, FUEL AND POWER CO.           Bonavia, Paul J.           Denver, CO                 VP
                                             Brunetti, Wayne H.         Minneapolis, MN            D, CB
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Evans, Cynthia A.          Denver, CO                 VP
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, CFO, T
                                             Gray, William W.           Cheyenne, WY               AS
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D, VP, GC
                                             Kaysen, Richard L.         Cheyenne, WY               P, CEO
                                             Kelly, Richard C.          Minneapolis, MN            D, VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Ripka, David E.            Minneapolis, MN            VP, C
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS
CHIPPEWA AND FLAMBEAU IMPROVEMENT CO.        Berg, William L.           Eau Clair, WI              D
                                             Blevins, W.                Eau Clair, WI              D
                                             Everson, Karen L.          Eau Claire, WI             D, S, T
                                             Swenson, Michael L.        Eau Claire, WI             D, P
                                             Zawacki, William P.        Eau Claire, WI             D, VP

                                                                              PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
CLEARWATER INVESTMENTS, INC.                 Everson, Karen L.          Eau Claire, WI             AT
                                             Ewanika, Robert H.         Minneapolis, MN            VP
                                             Fox, Jeanne C.             Eau Claire, WI             AS
                                             Fowke, Ben G.S. III        Minneapolis, MN            D, VP, T
                                             Gray, Eric V.              Minneapolis, MN            AT
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Reck, Donald R.            Eau Claire, WI             D, VP
                                             Reecy, Jacqueline S.       Minneapolis, MN            VP, C
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Swenson, Michael L.        Eau Claire, WI             D, P
                                             Ziebell, Anne M.           Minneapolis, MN            AS
CONSOLIDATED EXTENSION CANAL CO.             Gardner, Loyde             Golden, CO                 D
                                             Gryniewski, Amy            Golden, CO                 D, S, T
                                             Halffield, Donald R. Jr.   Golden, CO                 D, P
                                             Rhodes, Randolph A.        Golden, CO                 D, VP
                                             Ridley, Harrell            Golden, CO                 D
EAST BOULDER DITCH CO.                       Gryniewski, Amy            Golden, CO                 D, S, T
                                             Rhodes, Randolph A.        Golden, CO                 D, P
                                             TenEyck, Greg              Golden, CO                 D, VP
EKIBASTUS POWER DEVELOPMENT LTD.             Schiburr, Laura L.         Minneapolis, MN            D
                                             Shah, Paras M.             Minneapolis, MN            D
E PRIME ENERGY MARKETING, INC.               Delaney, Judith A.         Denver, CO                 AT
                                             Figoli, Darla              Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Kawakami, Timothy          Denver, CO                 D, P
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 D, CB
                                             Ziebell, Anne M.           Minneapolis, MN            AS
E PRIME FLORIDA, INC.                        Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Kawakami, Timothy          Denver, CO                 D, P
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 D, CB
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                            PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------

E PRIME GEORGIA, INC.                        Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Kawakami, Timothy          Denver, CO                 D, P
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 D, CB
                                             Ziebell, Anne M.           Minneapolis, MN            AS
E PRIME, INC.                                Bonavia, Paul J.           Denver, CO                 D, CB, P, CEO
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Figoli, Darla              Denver, CO                 VP
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, T
                                             Hart, Cathy J.             Minneapolis, MN            S
                                             Kelly, Richard C.          Minneapolis, MN            D
                                             McDaniel, Marvin           Denver, CO                 VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Wilks, David M.            Golden, CO                 D
                                             Ziebell, Anne M.           Minneapolis, MN            AS
ELOIGNE CO.                                  Ewanika, Robert H.         Minneapolis, MN            D, P
                                             Fowke, Ben G.S. III        Minneapolis, MN            D, CB
                                             Gray, Eric V.              Minneapolis, MN            T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D
                                             McCarten, Laura            Minneapolis, MN            D
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Winter, Nancy B.           Minneapolis, MN            C
                                             Ziebell, Anne M.           Minneapolis, MN            AS
ENTERPRISE IRRIGATING DITCH CO.              Gryniewski, Amy            Golden, CO                 D, S, T
                                             Neibur, Jay                Golden, CO                 D, P
                                             Rhodes, Randolph A.        Golden, CO                 D, VP
ESOCO CROCKETT, INC.                         Johnson, Doug              Amarillo, TX               VP, S
                                             McCausland, Robert Ross    Amarillo, TX               D, EVP, COO
                                             Murphy, Mel                Amarillo, TX               D, VP
                                             Rugg, Raymond F.           Denver, CO                 D, P, CEO

                                                                             PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
FISHER DITCH CO.                             Fiore, Larry               Golden, CO                 D
                                             Gavito, Kenneth L.         Denver, CO                 D, VP
                                             Gryniewski, Amy            Golden, CO                 D, S, T
                                             Halffield, Donald R. Jr.   Golden, CO                 D, P
                                             Paulino, Mike              Golden, CO                 D
FRONT RANGE ENERGY ASSOCIATES, LLC           Gross, Scott I.            Amarillo, TX               S
                                             Hopper, Jay                Lakewood, CO               Mgmt Comm Rep, CB
                                             McCausland, Robert Ross    Amarillo, TX               Mgmt Comm Rep, VC
                                             Robeson, Rose              Lakewood, CO               AT
                                             Wyrsch, Martha B.          Lakewood, CO               AS
GREEN AND CLEAR LAKES CO.                    Bulloch, Gina L.           Denver, CO                 D
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Evans, Cynthia A.          Denver, CO                 D
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Lesher, Cynthia L.         Minneapolis, MN            D, CB, P
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            VP, T
                                             Widdel, Susan G.           Minneapolis, MN            D, VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS
HILLCREST DITCH AND RESERVOIR CO.            Alexander, Rob             Golden, CO                 D, VP
                                             Gryniewski, Amy            Golden, CO                 D, S, T
                                             Rhodes, Randolph A.        Golden, CO                 D, P
INDEPENDENT POWER AMERICAS, INC.             Connelly, Michael C.       Minneapolis, MN            VP
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Kelly, Richard C.          Minneapolis, MN            D, CB
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schiburr, Laura L.         Minneapolis, MN            D, VP
                                             Shah, Paras M.             Minneapolis, MN            D, P
                                             Stoering, Mark E.          Minneapolis, MN            D
                                             Yazvec, Michael J.         Minneapolis, MN            VP, T
INDEPENDENT POWER INTERNATIONAL, LTD.        Kelly, Richard C.          Minneapolis, MN            D
                                             Stoering, Mark E.          Minneapolis, MN            D
INDEPENDENT POWER UK, LTD.                   Hart, Cathy J.             Minneapolis, MN            S
                                             Kelly, Richard C.          Minneapolis, MN            D
                                             Stoering, Mark E.          Minneapolis, MN            D
IPC OPERATIONS, LTD.                         Hart, Cathy J.             Minneapolis, MN            S
                                             Schiburr, Laura L.         Minneapolis, MN            D
                                             Shah, Paras M.             Minneapolis, MN            D
                                             Smith, Thomas A.           Burnsville, MN             D
                                             Yazvec, Michael J.         Minneapolis, MN            D

                                                                             PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
KES MONTEGO, INC.                            Gross, Scott I.            Amarillo, TX               VP, S, T
                                             McCausland, Robert Ross    Amarillo, TX               D, P, COO
                                             Murphy, Mel                Amarillo, TX               VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Rugg, Raymond F.           Denver, CO                 D, CB, CEO
                                             Ziebell, Anne M.           Minneapolis, MN            AS
LAS ANIMAS CONSOLIDATED CANAL CO.            Brown, Glen                Golden, CO                 D
                                             Elder, Bill J.             Golden, CO                 D
                                             Gryniewski, Amy            Golden, CO                 D, S, T
                                             Halffield, Donald R. Jr.   Golden, CO                 D, P
                                             Rhodes, Randolph A.        Golden, CO                 D, VP
NCE COMMUNICATIONS, INC.                     Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Kelly, Richard C.          Minneapolis, MN            D, P
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 D, VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS
NORTHERN COLORADO TELECOMMUNICATIONS, LLC    Cole, Perry                Denver, CO                 Mgmt Comm Rep
                                             Fowke, Ben G.S. III        Minneapolis, MN            Mgmt Comm Rep
                                             Pederson, Jerry            Denver, CO                 Mgmt Comm Rep
                                             Vincent, Patricia K.       Denver, CO                 Mgmt Comm Rep
NORTHERN STATES POWER COMPANY - MN           Bonavia, Paul J.           Denver, CO                 VP
                                             Brunetti, Wayne H.         Minneapolis, MN            D, CB, CEO
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, CFO, T
                                             Gogel, Raymond E.          Denver, CO                 VP
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D, VP, GC
                                             Kelly, Richard C.          Minneapolis, MN            D, P, COO
                                             Larson, Kent T.            St. Paul, MN               VP
                                             Lesher, Cynthia L.         Minneapolis, MN            VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Rechek, Peter F.           Minneapolis, MN            AS
                                             Ripka, David E.            Minneapolis, MN            VP, C
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 VP
                                             Wilks, David M.            Golden, CO                 VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                             PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
NORTHERN STATES POWER COMPANY - WI           Bonavia, Paul J.           Denver, CO                 VP
                                             Brunetti, Wayne H.         Minneapolis, MN            D, CB
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, CFO, T
                                             Fox, Jeanne C.             Eau Claire, WI             AS, AT
                                             Gogel, Raymond E.          Denver, CO                 VP
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D, VP, GC
                                             Kelly, Richard C.          Minneapolis, MN            D, VP
                                             Lesher, Cynthia L.         Minneapolis, MN            VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Ripka, David E.            Minneapolis, MN            VP, C
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Swenson, Michael L.        Eau Claire, WI             D, P, CEO
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 VP
                                             Wilks, David M.            Golden, CO                 VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS
NSP LANDS, INC.                              Bulloch, Gina L.           Denver, CO                 D
                                             Everson, Karen L.          Eau Claire, WI             T
                                             Flynn, Ronald F.           Eau Claire, WI             VP
                                             Fox, Jeanne C.             Eau Claire, WI             AS
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Lesher, Cynthia L.         Minneapolis, MN            P
                                             Musso, James A.            Eau Claire, WI             D, VP
                                             Pagel, Lori R.             Minneapolis, MN            D
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Reck, Donald R.            Eau Claire, WI             D, VP
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Swenson, Michael L.        Eau Claire, WI             D
                                             Widdel, Susan G.           Minneapolis, MN            VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS
NSP NUCLEAR CORPORATION                      Brunetti, Wayne H.         Minneapolis, MN            D, CB, P, CEO
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Kelly, Richard C.          Minneapolis, MN            D, VP, T, CFO
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Wilks, David M.            Golden, CO                 D, VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                             PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
NUCLEAR MANAGEMENT COMPANY, LLC              Anderson, Roy A.           Hudson, WI                 EVP
                                             Bohn, Lyle H.              Hudson, WI                 SVP
                                             Brunetti, Wayne H.         Minneapolis, MN            D
                                             Cayia, Fred                Two Rivers, WI             VP
                                             Cooper, Douglas E.         Hudson, WI                 VP
                                             Coutu, Tom                 Two Rivers, WI             VP
                                             Cowan, John P.             Hudson, WI                 Chief Nuclear Officer
                                             Ekstrom, Dean E.           Hudson, WI                 SVP
                                             Ewers, Benjamin J. Jr.     Hudson, WI                 SVP, T, CFO
                                             Forbes, Jeffrey S.         Hudson, WI                 SVP
                                             Nazar, Mano                Welch, MN                  SVP
                                             Peifer, Mark A.            Hudson, WI                 VP
                                             Reddemann, Mark            Two Rivers, WI             SVP
                                             Rogoff, Jonathan M.        Hudson, WI                 VP, GC, S
                                             Sellman, Michael B.        Hudson, WI                 P, CEO
                                             Solymossy, Joseph M.       Welch, MN                  VP
                                             Wadley, Michael D.         Hudson, WI                 SVP
                                             Wilks, David M.            Golden, CO                 D
                                             Wilson, David L.           Hudson, WI                 VP
PLANERGY CAPITAL ASSOCIATES, INC.            Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 T
                                             Gill, Natalie D.           Richmond, CA               VP
                                             Hart, Cathy J.             Minneapolis, MN            S
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Sprangers, John C.         Minneapolis, MN            EVP
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P
                                             Ziebell, Anne M.           Minneapolis, MN            AS
PLANERGY ENERGY SERVICES CORPORATION         Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 T
                                             Gill, Natalie D.           Richmond, CA               VP
                                             Hart, Cathy J.             Minneapolis, MN            S
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Sprangers, John C.         Minneapolis, MN            EVP
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                              PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
PLANERGY, INC.                               Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 T
                                             Gill, Natalie D.           Richmond, CA               VP
                                             Hart, Cathy J.             Minneapolis, MN            S
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Sprangers, John C.         Minneapolis, MN            EVP
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P
                                             Ziebell, Anne M.           Minneapolis, MN            AS
PLANERGY INTERNATIONAL, INC.                 Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 VP, T
                                             Gill, Natalie D.           Richmond, CA               VP
                                             Hart, Cathy J.             Minneapolis, MN            S
                                             Kelly, Richard C.          Minneapolis, MN            D
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Sprangers, John C.         Minneapolis, MN            EVP
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P
                                             Ziebell, Anne M.           Minneapolis, MN            AS
PLANERGY LIMITED                             Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 T
                                             Gill, Natalie D.           Richmond, CA               VP
                                             Hart, Cathy J.             Minneapolis, MN            S
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P
                                             Ziebell, Anne M.           Minneapolis, MN            AS
PLANERGY SERVICES OF CALIFORNIA, INC.        Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 T
                                             Gill, Natalie D.           Richmond, CA               VP
                                             Hart, Cathy J.             Minneapolis, MN            S
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Sprangers, John C.         Minneapolis, MN            EVP
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                             PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES OF HOUSTON, INC.           Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 T
                                             Gill, Natalie D.           Richmond, CA               VP
                                             Hart, Cathy J.             Minneapolis, MN            S
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Sprangers, John C.         Minneapolis, MN            EVP
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P
                                             Ziebell, Anne M.           Minneapolis, MN            AS
PLANERGY SERVICES OF TEXAS, INC.             Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 VP, T
                                             Gill, Natalie D.           Richmond, CA               VP
                                             Hart, Cathy J.             Minneapolis, MN            S
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Sprangers, John C.         Minneapolis, MN            EVP
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P
                                             Ziebell, Anne M.           Minneapolis, MN            AS
PLANERGY SERVICES, INC.                      Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 T
                                             Gill, Natalie D.           Richmond, CA               VP
                                             Hart, Cathy J.             Minneapolis, MN            S
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Sprangers, John C.         Minneapolis, MN            EVP
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P
                                             Ziebell, Anne M.           Minneapolis, MN            AS
PLANERGY SERVICES USA, INC.                  Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 T
                                             Gill, Natalie D.           Richmond, CA               VP
                                             Hart, Cathy J.             Minneapolis, MN            S
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Sprangers, John C.         Minneapolis, MN            EVP
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                             PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
PRECISION RESOURCE COMPANY                   Barron, Eddie T.           Denver, CO                 D
                                             Brazille, Doris            Amarillo, TX               D
                                             Ewell, Kenneth A.          Groton, CT                 D
                                             Gresham, Robert            Denver, CO                 D
                                             McNabb, Barbara F.         Amarillo, TX               S
                                             Musick, Monica A.          Amarillo, TX               VP
                                             Rugg, Raymond F.           Denver, CO                 D, CB, CEO
                                             Splawn, Gwen B.            Amarillo, TX               P, COO
                                             Troublefield, Daniel B.    Amarillo, TX               VP
PRESCOTT DEVELOPMENT, LLC                    Durhman, Neil E.           Eau Claire, WI             D, P
                                             Hagness, Larry B.          Eau Claire, WI             D, VP
                                             Kenas, Vern R.             Eau Claire, WI             D, S, T
PROTO-POWER CORPORATION                      Everett, Kenneth L.        Groton, CT                 D, S, T
                                             Ewell, Kenneth A.          Groton, CT                 D, P, VP, CEO
                                             Henderson, Billy B.        Amarillo, TX               AT
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Rugg, Raymond F.           Denver, CO                 D, CB
                                             Ziebell, Anne M.           Minneapolis, MN            AS
PROTO-POWER MICHIGAN, INC.                   Collette, Paul H.          Groton, CT                 D, VP
                                             Ewell, Kenneth A.          Groton, CT                 D, P
                                             Henderson, Billy B.        Amarillo, TX               AT
                                             Rugg, Raymond F.           Denver, CO                 D, CB, S, T
                                             Ziebell, Anne M.           Minneapolis, MN            AS
PROTO-POWER NEW YORK, INC.                   Barron, Eddie T.           Denver, CO                 D, VP
                                             Collette, Paul H.          Groton, CT                 VP
                                             Everett, Kenneth L.        Groton, CT                 S, T
                                             Ewell, Kenneth A.          Groton, CT                 D, P, CEO
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Rugg, Raymond F.           Denver, CO                 D, CB
                                             Ziebell, Anne M.           Minneapolis, MN            AS
PSR INVESTMENTS, INC.                        Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            D, CB, P
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D
                                             Kelly, Richard C.          Minneapolis, MN            D
                                             Lewis, Nicolai A.          Minneapolis, MN            VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Ripka, David E.            Minneapolis, MN            D, VP, C
                                             Schell, Mary P.            Minneapolis, MN            VP, T
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                              PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
PUBLIC SERVICE COMPANY OF COLORADO           Bonavia, Paul J.           Denver, CO                 VP
                                             Brunetti, Wayne H.         Minneapolis, MN            D, CB, CEO
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Evans, Cynthia A.          Denver, CO                 VP
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, CFO, T
                                             Gogel, Raymond E.          Denver, CO                 VP
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D, VP, GC
                                             Kelly, Richard C.          Minneapolis, MN            D, P, COO
                                             Lesher, Cynthia L.         Minneapolis, MN            VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Ripka, David E.            Minneapolis, MN            VP, C
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 VP
                                             Wilks, David M.            Golden, CO                 VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS
QUIXX BORGER COGEN, INC.                     Delaney, Judith A.         Denver, CO                 AT
                                             Gross, Scott I.            Amarillo, TX               VP, S, T, D
                                             McCausland, Robert Ross    Amarillo, TX               D, P, COO
                                             Murphy, Mel                Amarillo, TX               VP, D
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Rugg, Raymond F.           Denver, CO                 D, CB, CEO
                                             Ziebell, Anne M.           Minneapolis, MN            AS
QUIXX CAROLINA, INC.                         Gross, Scott I.            Amarillo, TX               VP, S, T
                                             McCausland, Robert Ross    Amarillo, TX               D, P, COO
                                             Murphy, Mel                Amarillo, TX               VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Rugg, Raymond F.           Denver, CO                 D, CB, CEO
                                             Ziebell, Anne M.           Minneapolis, MN            AS
QUIXX CORPORATION                            Brunetti, Wayne H.         Minneapolis, MN            D
                                             Corbell, Royce W.          Amarillo, TX               C
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Gross, Scott I.            Amarillo, TX               VP
                                             Henderson, Billy B.        Amarillo, TX               S, T
                                             Johnson, Gary R.           Minneapolis, MN            D
                                             Kelly, Richard C.          Minneapolis, MN            D, CB
                                             McCausland, Robert Ross    Amarillo, TX               EVP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Rugg, Raymond F.           Denver, CO                 D, P, CEO
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                             PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
QUIXX JAMAICA, INC.                          Gross, Scott I.            Amarillo, TX               VP, S, T
                                             McCausland, Robert Ross    Amarillo, TX               D, P, COO
                                             Murphy, Mel                Amarillo, TX               VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Rugg, Raymond F.           Denver, CO                 D, CB, CEO
                                             Ziebell, Anne M.           Minneapolis, MN            AS
QUIXX LINDEN, LP                             Jones, Doug                Lynden, NJ                 Mgmt Comm Rep
                                             McCausland, Robert Ross    Amarillo, TX               Mgmt Comm Rep
                                             Murphy, Mel                Amarillo, TX               Mgmt Comm Rep
                                             Steele, James J.           Lynden, NJ                 Mgmt Comm Rep
                                             Zenner, Thomas H.          Lynden, NJ                 Mgmt Comm Rep
QUIXX MOUNTAIN HOLDINGS, LLC                 Gross, Scott I.            Amarillo, TX               S, T
                                             McCausland, Robert Ross    Amarillo, TX               VP, AS
                                             Rugg, Raymond F.           Denver, CO                 P
QUIXX POWER SERVICES, INC.                   Delaney, Judith A.         Denver, CO                 AT
                                             Gross, Scott I.            Amarillo, TX               VP, S, T
                                             Kelly, Richard C.          Minneapolis, MN            D
                                             McCausland, Robert Ross    Amarillo, TX               D, P, COO
                                             Murphy, Mel                Amarillo, TX               VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Rugg, Raymond F.           Denver, CO                 D, CB, CEO
                                             Ziebell, Anne M.           Minneapolis, MN            AS
QUIXX RESOURCES, INC.                        Gross, Scott I.            Amarillo, TX               D, CB, P
                                             McCausland, Robert Ross    Amarillo, TX               VP
                                             Miller, Monte L.           Amarillo, TX               D, S, T
QUIXX WPP94, INC.                            Gross, Scott I.            Amarillo, TX               VP, S, T
                                             McCausland, Robert Ross    Amarillo, TX               D, P, COO
                                             Murphy, Mel                Amarillo, TX               VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Rugg, Raymond F.           Denver, CO                 D, CB, CEO
                                             Ziebell, Anne M.           Minneapolis, MN            AS
QUIXXLIN CORPORATION                         Delaney, Judith A.         Denver, CO                 AT
                                             Gross, Scott I.            Amarillo, TX               D, VP, S, T
                                             McCausland, Robert Ross    Amarillo, TX               D, P, COO
                                             Murphy, Mel                Amarillo, TX               D, VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Rugg, Raymond F.           Denver, CO                 D, CB, CEO
                                             Ziebell, Anne M.           Minneapolis, MN            AS

\
ITEM 6. OFFICERS AND DIRECTORS (CONTINUED)

PART I (CONTINUED)

                                                                             PRINCIPAL
              SUBSIDIARY                               NAME              BUSINESS ADDRESS           POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
REDDY KILOWATT CORPORATION                   Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P
                                             Ziebell, Anne M.           Minneapolis, MN            AS
SAFE HAVEN HOMES, LLC                        Ewanika, Robert H.         Minneapolis, MN            Manager
                                             Fowke, Ben G.S. III        Minneapolis, MN            Manager
SEREN INNOVATIONS, INC.                      Delaney, Judith A.         Denver, CO                 AT
                                             Derechin, Laurie A.        Minneapolis, MN            VP
                                             Fowke, Ben G.S. III        Minneapolis, MN            CFO, T
                                             Fuchs, Nancy J.            Minneapolis, MN            VP, C
                                             Gackle, Cresston W.        Minneapolis, MN            AS
                                             Gamble, James H.           Minneapolis, MN            VP
                                             Glass, Peter M.            Minneapolis, MN            VP, GC
                                             Gogel, Raymond E.          Denver, CO                 D
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D
                                             Kaphing, William L. Jr.    Minneapolis, MN            VP
                                             Kelly, Richard C.          Minneapolis, MN            D, CB
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Wietecki, Keith H.         Minneapolis, MN            D, P, CEO
                                             Ziebell, Anne M.           Minneapolis, MN            AS
                                             Zuehlke, Brad              Minneapolis, MN            VP
SOUTHWESTERN PUBLIC SERVICE COMPANY          Bonavia, Paul J.           Denver, CO                 VP
                                             Brunetti, Wayne H.         Minneapolis, MN            D, CB
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, CFO, T
                                             Gibson, Gary L.            Amarillo, TX               D, P, CEO
                                             Gogel, Raymond E.          Denver, CO                 VP
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D, VP, GC
                                             Kelly, Richard C.          Minneapolis, MN            D, VP
                                             Marshall, JoEllen          Amarillo, TX               AS
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Ripka, David E.            Minneapolis, MN            VP, C
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 VP
                                             Wilks, David M.            Golden, CO                 VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                              PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
TEXAS-OHIO PIPELINE, INC.                    Bonavia, Paul J.           Denver, CO                 D
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Figoli, Darla              Denver, CO                 T
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP
                                             Hart, Cathy J.             Minneapolis, MN            S
                                             Kelly, Richard C.          Minneapolis, MN            D, CB
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
UNITED POWER AND LAND COMPANY                Bulloch, Gina L.           Denver, CO                 D
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Gray, Eric V.              Minneapolis, MN            AT
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Lesher, Cynthia L.         Minneapolis, MN            D, CB, P
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            VP, T
                                             Widdel, Susan G.           Minneapolis, MN            D, VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS
UNITED WATER COMPANY                         Buczek, Sonny              Denver, CO                 D, VP
                                             Dugan, Jim                 Golden, CO                 D
                                             Gryniewski, Amy            Golden, CO                 D, S, T
                                             Halffield, Donald R. Jr.   Golden, CO                 D, P
                                             Hickman, John              Golden, CO                 D
UTILITY ENGINEERING CORPORATION              Barron, Eddie T.           Denver, CO                 SVP, COO
                                             Brunetti, Wayne H.         Minneapolis, MN            D
                                             Corbell, Royce W.          Amarillo, TX               C
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Ewell, Kenneth A.          Groton, CO                 SVP
                                             Gresham, Robert A.         Denver, CO                 VP
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Henderson, Billy B.        Amarillo, TX               SVP, CFO, T, AS
                                             Henke, Daniel E.           Amarillo, TX               VP
                                             Hessen, Corey N.           Denver, CO                 VP
                                             Johnson, Gary R.           Minneapolis, MN            D
                                             Kelly, Richard C.          Minneapolis, MN            D, CB
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Richey, Barry L.           Omaha, NE                  VP
                                             Rugg, Raymond F.           Denver, CO                 D, P, CEO
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Williams, Jimmy D.         Amarillo, TX               VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                              PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
WESTGAS INTERSTATE, INC.                     Basler, Donald J.          Denver, CO                 VP
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Evans, Cynthia A.          Denver, CO                 D
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, T
                                             Haeger, Kurtis J.          Denver, CO                 VP
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P, CEO
                                             Ziebell, Anne M.           Minneapolis, MN            AS
XCEL ENERGY ARGENTINA, INC.                  Connelly, Michael C.       Minneapolis, MN            VP
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Kelly, Richard C.          Minneapolis, MN            D, CB
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schiburr, Laura L.         Minneapolis, MN            D, VP
                                             Shah, Paras M.             Minneapolis, MN            D, P
                                             Stoering, Mark E.          Minneapolis, MN            D
                                             Yazvec, Michael J.         Minneapolis, MN            VP, T
                                             Ziebell, Anne M.           Minneapolis, MN            AS
XCEL ENERGY - CADENCE, INC.                  Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Jaeger, Douglas W.         Minneapolis, MN            VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Ripka, David E.            Minneapolis, MN            VP, C
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P, CEO
                                             Ziebell, Anne M.           Minneapolis, MN            AS
XCEL ENERGY COMMUNICATIONS GROUP, INC.       Brunetti, Wayne H.         Minneapolis, MN            D
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, T
                                             Gogel, Raymond E.          Denver, CO                 VP
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D
                                             Kelly, Richard C.          Minneapolis, MN            D, CB, P, CEO
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                              PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY, INC.                            Brunetti, Wayne H.         Minneapolis, MN            D, CB, CEO
                                             Burgess, C. Coney          Amarillo, TX               D
                                             Christensen, David A.      Sioux Falls, SD            D
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, CFO, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Hemminghaus, Roger R.      San Antonio, TX            D
                                             Hirschfield, A. Barry      Denver, CO                 D
                                             Johnson, Gary R.           Minneapolis, MN            VP, GC
                                             Jones, Catherine A.        Minneapolis, MN            AS
                                             Kelly, Richard C.          Minneapolis, MN            P, COO
                                             Leatherdale, Douglas W.    Minneapolis, MN            D
                                             Moreno, Albert F.          San Francisco, CA          D
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Preska, Margaret R.        Mankato, MN                D
                                             Ripka, David E.            Minneapolis, MN            VP, C
                                             Sampson, A. Patricia       Plymouth, MN               D
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Schuman, Allan L.          St. Paul, MN               D
                                             Slifer, Rodney E.          Vail, CO                   D
                                             Stephens, W. Thomas        Denver, CO                 D
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Weatherby, Scott L.        Minneapolis, MN            AC
                                             Ziebell, Anne M.           Minneapolis, MN            AS
XCEL ENERGY FOUNDATION                       Brunetti, Wayne H.         Minneapolis, MN            D, P
                                             Evans, Cynthia A.          Denver, CO                 D
                                             Kelly, Richard C.          Minneapolis, MN            D, T
                                             Lesher, Cynthia L.         Minneapolis, MN            D
                                             Willis, Elizabeth A.       Minneapolis, MN            D, S
XCEL ENERGY INTERNATIONAL, INC.              Brunetti, Wayne H.         Minneapolis, MN            D
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D, VP
                                             Kelly, Richard C.          Minneapolis, MN            D, CB, P
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                              PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY MARKETS HOLDINGS, INC.           Bonavia, Paul J.           Denver, CO                 D, P, CEO
                                             Brunetti, Wayne H.         Minneapolis, MN            D
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D
                                             Kelly, Richard C.          Minneapolis, MN            D, VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Ziebell, Anne M.           Minneapolis, MN            AS
XCEL ENERGY O&M SERVICES, INC.               Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D
                                             Kelly, Richard C.          Minneapolis, MN            D, VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P
                                             Ziebell, Anne M.           Minneapolis, MN            AS
XCEL ENERGY PERFORMANCE CONTRACTING, INC.    Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 VP, T
                                             Gill, Natalie D.           Richmond, CA               VP
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Kelly, Richard C.          Minneapolis, MN            D
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Sprangers, John C.         Minneapolis, MN            EVP
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P
                                             Ziebell, Anne M.           Minneapolis, MN            AS
XCEL ENERGY PRODUCTS AND SERVICES, INC.      Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Jaeger, Douglas W.         Minneapolis, MN            D, P
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 D, CB
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                              PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY RETAIL HOLDINGS, INC.            Brunetti, Wayne H.         Minneapolis, MN            D
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D
                                             Kawakami, Timothy          Denver, CO                 VP
                                             Kelly, Richard C.          Minneapolis, MN            D
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 D, P, CEO
                                             Ziebell, Anne M.           Minneapolis, MN            AS
XCEL ENERGY SERVICES, INC.                   Bonavia, Paul J.           Denver, CO                 VP
                                             Brunetti, Wayne H.         Minneapolis, MN            D, CB, CEO
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, CFO, T
                                             Gogel, Raymond E.          Denver, CO                 VP
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D, VP, GC
                                             Kelly, Richard C.          Minneapolis, MN            D, P, COO
                                             Lesher, Cynthia L.         Minneapolis, MN            VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Ripka, David E.            Minneapolis, MN            VP, C
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Sparby, David M.           Minneapolis, MN            VP
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 VP
                                             Wilks, David M.            Golden, CO                 VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS
XCEL ENERGY TRANSCO, INC.                    Delaney, Judith A.         Denver, CO                 AT
                                             Fisher, Mary J.            Denver, CO                 P, CEO
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D
                                             Johnson, James P.          Minneapolis, MN            VP
                                             Kelly, Richard C.          Minneapolis, MN            D, CB
                                             Mertz, Douglas J.          Minneapolis, MN            VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                              PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY VENTURES, INC.                   Brunetti, Wayne H.         Minneapolis, MN            D
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, T
                                             Gogel, Raymond E.          Denver, CO                 VP
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D
                                             Kelly, Richard C.          Minneapolis, MN            D, CB, P, CEO
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS
XCEL ENERGY WHOLESALE GROUP, INC.            Brunetti, Wayne H.         Minneapolis, MN            D
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, T
                                             Gogel, Raymond E.          Denver, CO                 VP
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Johnson, Gary R.           Minneapolis, MN            D
                                             Kelly, Richard C.          Minneapolis, MN            D, CB, P, CEO
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 VP
                                             Ziebell, Anne M.           Minneapolis, MN            AS
XCEL ENERGY WHOLESALE PROPANE, INC.          Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Kawakami, Timothy          Denver, CO                 D, P
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 D, CB
                                             Ziebell, Anne M.           Minneapolis, MN            AS
XCEL ENERGY WYCO, INC.                       Bonavia, Paul J.           Denver, CO                 D, VP
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Tyson, George E. II        Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P, CEO
                                             Ziebell, Anne M.           Minneapolis, MN            AS

                                                                             PRINCIPAL
              SUBSIDIARY                               NAME               BUSINESS ADDRESS          POSITION(S) HELD
------------------------------------------------------------------------------------------------------------------------
XERS, INC.                                   Delaney, Judith A.         Denver, CO                 AT
                                             Gersack, Michael C.        Denver, CO                 VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Kawakami, Timothy          Denver, CO                 VP
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Vincent, Patricia K.       Denver, CO                 D, CB, P, CEO
                                             Ziebell, Anne M.           Minneapolis, MN            AS
YOUNG GAS STORAGE COMPANY, LTD.              Fowke, Ben G.S. III        Minneapolis, MN            Mgmt Comm Rep
                                             Zinko, Donald J.           Colorado Springs, CO       Mgmt Comm Rep
YOUNG GAS STORAGE COMPANY                    Bonavia, Paul J.           Denver, CO                 D, CB
                                             Delaney, Judith A.         Denver, CO                 AT
                                             Fowke, Ben G.S. III        Minneapolis, MN            VP, T
                                             Hart, Cathy J.             Minneapolis, MN            VP, S
                                             Kelly, Richard C.          Minneapolis, MN            D
                                             Peterson, Carol J.         Denver, CO                 AS
                                             Schell, Mary P.            Minneapolis, MN            AT
                                             Wilks, David M.            Golden, CO                 D
                                             Ziebell, Anne M.           Minneapolis, MN            AS

PART II

With respect to each officer and director with a financial connection within the provisions of Section 17(c) of the Act, show:

 NAME OF DIRECTOR              NAME AND LOCATION OF                POSITION HELD IN             APPLICABLE
  OR OFFICER (1)             FINANCIAL INSTITUTION (2)         FINANCIAL INSTITUTION (3)     EXTENSION RULE (4)
--------------------   ------------------------------------    -------------------------     ------------------
C. Coney Burgess       Herring Bancorp Inc., Vernon, TX        Chairman                            70(a)
                       Herring National Bank                   Chairman & Director
                       Herring Bankshares Inc., Altus, OK      Chairman
                       Monarch Trust Co., Amarillo, TX         Pres., Chm. & Director

Rodney E. Slifer       Alpine Banks of Colorado, Vail,CO       Director                            70(a)

W. Thomas Stephens     The Putnam Funds, Boston, MA            Director                            70(b)

David A. Christensen   Wells Fargo & Co., San Francisco, CA    Director until April 2003           70(b)

PART III

State the disclosures made in each system company's most recent proxy statement and annual report on Form 10-K with respect to:

         (a) The compensation of directors and executive officers of system companies;

         (b) Their interest in the securities of system companies including options or other rights to acquire securities;

         (c)      Their contracts and transaction with system companies;

         (d)      Their indebtedness to system companies

         (e) Their participation in bonus and profit-sharing arrangements and other benefits;

         (f)      Their rights to indemnity.

FROM THE PROXY STATEMENT OF XCEL ENERGY INC.:

DIRECTORS' COMPENSATION FOR 2003

The following table provides information on our compensation and reimbursement practices during 2003 for non-employee directors. The director who is employed by Xcel Energy, Mr. Wayne Brunetti, does not receive any compensation for his Board activities.

Annual Director Retainer                             $ 33,600
Board Meeting Attendance Fees (per meeting)          $  1,200
Telephonic Meeting Attendance Fees (per meeting)     $    500
Committee Meeting Attendance Fees (per meeting)      $  1,200
   Governance, Compensation & Nominating Committee   $  3,000
   Operations & Nuclear Committee                    $  3,000
   Audit Committee                                   $  6,000
   Finance Committee                                 $  5,000
Stock Equivalent Units                               $ 52,800

We have had a Stock Equivalent Plan for Non-Employee Directors to more closely align directors' interests with those of our shareholders. Under this Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company's common stock upon a director's disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of and at the same value as dividends declared on our common stock. The approval of an amended and restated stock equivalent plan is one of the matters to be considered at this Annual Meeting.

On June 12, 2003, non-employee directors of Xcel Energy received an award of 3,415.27 stock equivalent units representing approximately $52,800 in cash value. Additional stock equivalent units were accumulated during 2003 as dividends were paid on our common stock. The number of stock equivalents for each non-employee director is listed in the share ownership chart which is set forth below.

DIRECTORS COMPENSATION FOR 2003 (CONTINUED)

Directors also may participate in a deferred compensation plan which provides for deferral of director retainer and meeting fees until after retirement from the Board. A director may defer director retainer and meeting fees into the Stock Equivalent Plan. A director who elects to defer compensation under this plan may receive a premium of 20% of the compensation that is deferred.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning beneficial ownership of our common stock as of March 22, 2004, for: (a) each director and the nominees for director; (b) named executive officers set forth in the Summary Compensation Table; and (c) the directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individuals listed in the Beneficial Ownership Table below owned more than 0.27% of Xcel Energy's common stock. None of these individuals owns any shares of Xcel Energy's preferred stock.

BENEFICIAL OWNERSHIP TABLE

                                                                                  OPTIONS
                                                                                EXERCISABLE
                NAME AND PRINCIPAL                     COMMON        STOCK         WITHIN     RESTRICTED
           POSITION OF BENEFICIAL OWNER                STOCK      EQUIVALENTS     60 DAYS      STOCK (3)      TOTAL
-------------------------------------------------    ----------   -----------   -----------   ----------   ------------
Wayne H. Brunetti                                    126,734.59     13,518.80    692,850.00   246,395.12   1,079,498.51
Chairman of the Board and Chief Executive Officer

Richard H. Anderson                                      300.00            --            --           --         300.00
Nominee for Director

C. Coney Burgess                                       8,986.62     19,059.05            --           --      28,045.67
Director

David A. Christensen                                   1,000.00     44,089.52            --           --      45,089.52
Director

Roger R. Hemminghaus                                   6,602.38     28,510.51            --           --      35,112.89
Director

A. Barry Hirschfield                                  13,886.09     21,693.77            --           --      35,579.86
Director

Douglas W. Leatherdale                                 1,100.00     42,819.86            --           --      43,919.86
Director

Albert F. Moreno                                       2,325.00     27,870.00            --           --      30,195.00
Director

BENEFICIAL OWNERSHIP TABLE (CONTINUED)

                                                                                      OPTIONS
                                                                                    EXERCISABLE
                 NAME AND PRINCIPAL                         COMMON       STOCK         WITHIN    RESTRICTED
            POSITION OF BENEFICIAL OWNER                    STOCK     EQUIVALENTS     60 DAYS       STOCK       TOTAL
--------------------------------------------------------  ----------  -----------  ------------  ----------  ------------
Ralph R. Peterson                                                 --           --            --          --            --
Nominee for Director

Margaret R. Preska                                          1,300.00    31,311.10            --          --     32,611.10
Director

A. Patricia Sampson                                         1,310.76    28,631.52            --          --     29,942.28
Director

Allan L. Schuman                                              200.00    27,306.86            --          --     27,506.86
Director

Rodney E. Slifer                                           18,783.13    32,123.49            --          --     50,906.62
Director

W. Thomas Stephens                                         11,513.77    28,472.29            --          --     39,986.06
Director

Richard C. Kelly (1)                                       33,566.88     4,449.21    224,750.00   62,660.89    327,426.98
President and COO and Nominee for Director

Gary R. Johnson                                            20,673.28           --    100,365.00   35,570.75    156,609.03
Vice President and General Counsel

Paul J. Bonavia                                            11,526.51     1,510.46    186,000.00   35,114.76    234,151.73
President, Energy Markets and Commercial Enterprises

Patricia K. Vincent                                         4,268.65     2,079.46     37,200.00   31,009.76     74,557.87
President, Customer and Field Operations

J.T. Petillo                                               16,039.15           --    112,530.00   31,465.75    160,034.90
Former President, Energy Delivery (2)

Directors and Executive Officers as a Group (27 persons)  406,214.60   361,704.86  1,719,767.00  576,491.88  3,064,178.34

(1) Mr. Kelly's wife owns 407.84 of these shares and 4,497 of these shares are held in a trust for which Mr. Kelly serves as trustee. Mr. Kelly disclaims beneficial ownership of these shares.

(2) Mr. Petillo retired in August 2003.

(3) Includes performance-based restricted stock units, which vest on March 29, 2004, in the following amounts: Mr. Brunetti, 196,427.96; Mr. Kelly, 60,986.97; Mr. Johnson, 35,570.75; Mr. Bonavia, 35,114.76; Ms. Vincent, 31,009.76 and Mr.
Petillo, 31,465.75.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. We believe that during 2003, all of our officers subject to such reporting obligations have satisfied all
Section 16(a) filing requirements. In making this statement, we have relied upon examination of the copies of Forms 3, 4, and 5 and the written representations of our directors and executive officers.

EXECUTIVE COMPENSATION

The following tables set forth cash and non-cash compensation for each of the last three fiscal years ended December 31, 2003, for the Company's Chief Executive Officer, each of the four next most highly compensated executive officers serving as officers at December 31, 2003 and one former officer who would have been among such four next most highly compensated executive officers but for the fact that he was not serving as an officer at December 31, 2003 (collectively, the "Named Executive Officers"). As set forth in the footnotes, the data presented in this table and the tables that follow include amounts paid to the Named Executive Officers in 2003 by Xcel Energy or any of its subsidiaries.

SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                               --------------------------------------  ------------------------------------------
                                                                                   AWARDS             PAYOUTS
                                                                       --------------------------  --------------
         (a)              (b)      (c)          (d)          (e)            (f)            (g)          (h)           (i)

                                                                                       NUMBER OF
                                                                                      SECURITIES
                                                         OTHER ANNUAL   RESTRICTED    UNDERLYING                    ALL OTHER
       NAME AND                                          COMPENSATION      STOCK      OPTIONS AND       LTIP       COMPENSATION
  PRINCIPAL POSITION     YEAR  SALARY ($)  BONUS ($)(1)     ($)(2)     AWARDS ($)(3)   SAR'S (#)   PAYOUTS ($)(4)     ($)(5)
-----------------------  ----  ----------  ------------  ------------  -------------  -----------  --------------  ------------
Wayne H. Brunetti        2003   1,065,000    1,175,542      3,288            --             --             --         217,841
Chairman and Chief       2002   1,065,000           --      9,836            --             --             --          95,832
Executive Officer        2001     895,000      953,873      9,267            --             --        902,271          81,360

Richard C. Kelly         2003     532,361    1,000,000      2,127            --             --             --          89,850
President and COO*       2002     510,000           --      3,814            --             --             --          45,917
                         2001     425,417      338,588      1,208            --             --        269,633          39,077

Gary R. Johnson          2003     390,000      500,000      1,091            --             --             --          17,589
Vice President and       2002     390,000           --      1,329            --             --             --          26,656
General Counsel          2001     340,000      236,656      3,934            --             --        175,206          27,640

Paul J. Bonavia          2003     385,000      264,405     11,198            --             --             --         110,333
President, Commercial    2002     385,000           --      3,956            --             --             --           9,278
Enterprises              2001     350,000      262,920     15,416            --             --        180,338          16,503

Patricia K. Vincent      2003     368,333      283,235      3,806            --             --             --          34,993
President, Customer &    2002     340,000           --      2,982            --             --             --          13,780
Field Operations         2001     266,370      186,396     12,137            --         47,000         69,877           7,683

James T. Petillo         2003     230,000           --      4,063            --             --             --       2,813,665
Former President,        2002     345,000           --      1,617            --             --             --          15,157
Energy Deliver Supply**  2001     316,250      200,463     12,978            --             --        149,408          15,562

*Elected as President and Chief Operating Officer (COO) effective October 2003.

**Retired effective August 2003.

SUMMARY COMPENSATION TABLE (CONTINUED)

(1) The amounts in this column represent awards earned under the Xcel Energy Executive Annual Incentive Award program. For Mr. Brunetti, the amounts for 2003 include the value of 40,535 shares of restricted common stock he received in lieu of a portion of the cash payment to which he was otherwise entitled under the Xcel Energy Executive Annual Incentive Award program. For Mr. Bonavia, the amount for 2003 includes the pre-tax value of 7,977 shares of common stock he received in lieu of a portion of the cash payment to which he was otherwise entitled under the Xcel Energy Executive Annual Incentive Award program. For Mr. Brunetti, Mr. Kelly and Mr. Petillo, the amounts for 2001 include the value of 25,068, 4,449 and 10,536 shares, respectively, of restricted common stock they received in lieu of a portion of the cash payments to which they were otherwise entitled under the Xcel Energy Executive Annual Incentive Award program. For Mr. Bonavia, the amount for 2001 includes the pre-tax value of 3,023 shares of common stock he received in lieu of a portion of the cash payment to which he was otherwise entitled under the Xcel Energy Executive Annual Incentive Award program.

(2) The amounts shown include reimbursements for taxes on certain personal benefits, including perquisites received by the named executives.

(3) At December 31, 2003, Messrs. Brunetti and Kelly held shares of restricted stock. As of December 31, 2003, Mr. Brunetti held 25,245.98 and Mr. Kelly held 3,312.14 shares of restricted stock with an aggregate value of $428,677 and $56,240, respectively. Restricted stock vests in three equal annual installments and the holders are entitled to receive dividends at the same rate as paid on all other shares of common stock. The dividends are reinvested in additional shares of stock which is also restricted for the same periods as the underlying restricted stock on which the dividends are paid.

(4) The amounts shown for 2001 include cash payments made under the Xcel Energy Long-Term Incentive Program. No amounts were paid under such Program for 2002 or 2003. No performance cash awards under the NCE Value Creation Plan for Messrs. Brunetti, Kelly, Bonavia, Petillo and Ms. Vincent were paid during 2001 or 2002.

(5) The amounts represented in the "All Other Compensation" column for the year 2003 for the Named Executive Officers include the following:


                                                     VALUE OF THE
                                                     REMAINDER OF
                                                       INSURANCE        IMPUTED       EARNINGS
                                                       PREMIUMS       INCOME AS A     ACCRUED
                           COMPANY    CONTRIBUTIONS   PAID BY THE      RESULT OF       UNDER
                          MATCHING       TO THE      COMPANY UNDER     THE LIFE       DEFERRED
                           401(k)     NON-QUALIFIED   THE OFFICER   INSURANCE PAID  COMPENSATION    SEVERANCE
                       CONTRIBUTIONS  SAVINGS PLAN    BENEFIT PLAN      BY THE          PLAN        PAYMENTS
      NAME                  ($)            ($)           ($)          COMPANY ($)        ($)          ($)        TOTAL ($)
-------------------    -------------  -------------  -------------  --------------  ------------  -------------  ----------
Wayne H. Brunetti          8,000          34,600          n/a            5,337        169,904            --        217,841

Richard C. Kelly           8,000          13,294          n/a            2,550         66,006            --         89,850

Gary R. Johnson            1,400              --          179            2,142         13,868            --         17,589

Paul J. Bonavia            8,000           7,400          n/a            1,324         93,609            --        110,333

Patricia K. Vincent        8,000           6,733          n/a               --         20,260            --         34,993

James T. Petillo              --              --           --              952          5,824     2,806,889 (1)  2,813,665

(1) This amount represents payments related to non-competition provisions in the severance agreement which Mr. Petillo entered into in connection with the termination of his employment on August 31, 2003. Approximately $2 million related to non-competition provision in the severance agreement. Additional payments include a $87,749 lump sum related to Xcel Energy's qualified pension plan, a $10,833 lump sum related to Xcel Energy's non-qualified pension plan and a $708,307 lump sum related to Xcel Energy's Senior Executive Retirement Plan.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table indicates for each of the named executives the number and value of exercisable and unexercisable options and SARs as of December 31, 2003.

                                                             NUMBER OF SECURITIES                      VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED                         IN-THE-MONEY
                         SHARES                           OPTIONS/SARs AT FY-END (#)              OPTIONS/SARs AT FY-END ($)(1)
                      ACQUIRED ON       VALUE       -------------------------------------     ------------------------------------
        NAME          EXERCISE (#)   REALIZED ($)   EXERCISABLE             UNEXERCISABLE     EXERCISABLE            UNEXERCISABLE
-------------------   ------------   ------------   -----------             -------------     -----------            -------------
Wayne H. Brunetti           --             --         692,850                  756,000              --                     --

Richard C. Kelly            --             --         224,750                  228,000              --                     --

Gary R. Johnson             --             --         109,505                  147,000              --                     --

Paul J. Bonavia             --             --         186,000                  153,000              --                     --

Patricia K. Vincent         --             --          37,200                  107,000              --                     --

James T. Petillo            --             --         112,530                  126,000              --                     --

(1) Option values were calculated based on a $16.98 closing price of Xcel Energy common stock, as reported on the New York Stock Exchange at December 31, 2003.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR (1)

The following table shows information on awards granted during 2003 under the Company's Omnibus Incentive Plan for each person in the Summary Compensation Table.

                                              PERFORMANCE OF              ESTIMATED FUTURE PAYOUTS UNDER
                         NUMBER OF             OTHER PERIOD                NON-STOCK PRICE-BASED PLANS
                      SHARES, UNITS OR       UNTIL MATURATION    ------------------------------------------------
       NAME           OTHER RIGHTS(2)           OR PAYOUT        THRESHOLD ($)(3)    TARGET ($)(#)   MAXIMUM ($)
-------------------   ----------------     -------------------   ---------------    --------------  -------------
Wayne H. Brunetti       218,277 (3)          1/1/03-12/31/05         $605,719       $    2,422,875  $   4,845,750
                        187,384 (4)        3/28/03-3/28/07 (4)                       187,384 units  187,384 units

Richard C. Kelly         67,770 (3)          1/1/03-12/31/05         $188,063       $      752,250  $   1,504,500
                         58,179 (4)        3/28/03-3/28/07 (4)                        58,179 units   58,179 units

Gary R. Johnson          39,527 (3)          1/1/03-12/31/05         $109,688       $      438,750  $     877,500
                         33,933 (4)        3/28/03-3/28/07 (4)                        33,933 units   33,933 units

Paul J. Bonavia          39,020 (3)          1/1/03-12/31/05         $108,281       $      433,125  $     866,250
                         33,498 (4)        3/28/03-3/28/07 (4)                        33,498 units   33,498 units

Patricia K. Vincent      34,459 (3)          1/1/03-12/31/05         $ 95,624       $      382,495  $     764,990
                         29,582 (4)        3/28/03-3/28/07 (4)                        29,582 units   29,582 units

James T. Petillo         34,966 (3)          1/1/03-12/31/05         $ 97,031       $      388,128  $     776,250
                         30,017 (4)        3/28/03-3/28/07 (4)                        30,017 units   30,017 units

(1) The amounts in this table for the year 2003 represent awards made under the performance-based restricted stock unit and performance share components described under "Long-Term Incentives" in the Report of the Governance, Compensation and Nominating Committee.

(2) Each performance share or performance-based restricted stock unit represents the value of one share of Xcel Energy common stock.

(3) Represents performance shares component. If the threshold for the performance share component of the 35th percentile is achieved, the payout could range between 25% and 200%. The amounts are based on a stock price of $11.10, which was the average high/low price on January 2, 2003.

(4) Represents the performance-based restricted stock unit component. Restrictions on the performance-based restricted stock units will lapse, but not before one year from the date of grant, after the achievement of a 27 percent total shareholder return ("TSR") for 10 consecutive business days and other criteria relating to Xcel Energy's common equity ratio. If the TSR target and other criteria relating to Xcel Energy's common equity ratio is not met within four years, the grant will be forfeited. TSR is measured using the market price per share of Xcel Energy common stock, which at the grant date was $12.93, plus common dividends paid after grant date. Additional units are credited during the restricted period at the same rate as dividends paid on all other shares of outstanding common stock. The dividend equivalents are subject to all terms of the original grant. As of December 31, 2003, the following dividend equivalents have been credited: Mr. Brunetti, 6,931; Mr. Kelly, 2,152; Mr. Johnson, 1,255; Mr. Bonavia, 1,239; Ms. Vincent, 1,094; and Mr. Petillo, 1,110.

PENSION PLAN TABLE

The following table shows estimated combined pension benefits payable to a covered participant form the qualified and non-qualified defined benefit plans maintained by Xcel Energy and its subsidiaries and the Xcel Energy Supplemental Executive Retirement Plan (the "SERP"). The Named Executive Officers are all participants in the SERP and the qualified and non-qualified defined benefit plans sponsored by us.

                             YEARS OF SERVICE
HIGHEST AVERAGE    -------------------------------------
  COMPENSATION     10 YEARS   15 YEARS  20 OR MORE YEARS
---------------    --------   --------  ----------------
    200,000         55,000     82,500       110,000
    225,000         61,875     92,813       123,750
    250,000         68,750    103,125       137,500
    275,000         75,625    113,438       151,250
    300,000         82,500    123,750       165,000
    350,000         96,250    144,375       192,500
    400,000         11,000    165,000       220,000
    450,000        123,750    185,625       247,500
    500,000        137,500    206,250       275,000
    600,000        165,000    247,500       330,000
    700,000        192,500    288,750       385,000
    800,000        220,000    330,000       440,000
    900,000        247,500    371,250       495,000
  1,000,000        275,000    412,500       550,000
  1,100,000        302,500    453,750       605,000
  1,200,000        330,000    495,000       660,000
  1,300,000        357,500    536,250       715,000
  1,400,000        385,000    577,500       770,000
  1,500,000        412,500    618,750       825,000
  1,600,000        440,000    660,000       880,000
  1,700,000        467,500    701,250       935,000
  1,800,000        495,000    742,500       990,000
  1,900,000        522,500    783,750     1,045,000
  2,000,000        550,000    825,000     1,100,000
  2,100,000        577,500    866,250     1,155,000
  2,200,000        605,000    907,500     1,210,000

The benefits listed in the Pension Plan Table are not subject to any deduction or offset. The compensation used to calculate the SERP benefits is base salary as of December 31 plus annual incentive. The Salary and Bonus columns of the Summary Compensation Table for 2003 reflect the covered compensation used to calculate SERP benefits.

PENSION PLAN TABLE (CONTINUED)

The SERP benefit accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of the highest three years covered compensation of the five years preceding retirement or termination minus (b) any other qualified or non-qualified benefits. The SERP benefit is payable as an annuity for 20 years, or as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year annuity. Benefits are payable at age 62, or as early as age 55, but would be reduced 5% for each year that the benefit commencement date precedes age 62. The approximate credited years of service under the SERP as of December 31, 2003, were as follows:

Mr. Brunetti           16 years
Mr. Kelly              36 years
Mr. Johnson            25 years
Mr. Bonavia             6 years
Ms. Vincent            10 years
Mr. Petillo             7 years

Notwithstanding any special provisions related to pension benefits described under "Employment Agreements and Severance Arrangements," the Company has granted additional credited years of service to Mr. Brunetti and Ms. Vincent for purposes of SERP accrual. The additional credited years of service (approximately seven years for Mr. Brunetti and five years for Ms. Vincent) are included in the above table. Additionally, the Company has agreed to grant full accrual of SERP benefits to Mr. Brunetti at age 62 and to Mr. Bonavia at age 57 and 8 months, if they continue to be employed by the Company until such age.

REPORT OF THE GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

The executive compensation and benefit programs of the Company are administered by the Governance, Compensation and Nominating Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee is composed of W. Thomas Stephens, Chair, C. Coney Burgess, David A. Christensen, A. Barry Hirschfield, Douglas W. Leatherdale, and A. Patricia Sampson, all of whom are independent directors as defined by the listing standards of the New York Stock Exchange, "non-employee directors" of the Company, as defined by Section 16(b) of the Securities Exchange Act of 1934 (the "1934 Act"), and "outside directors" as defined within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Board has delegated to the Compensation Committee the responsibility of establishing the Company's compensation philosophy, as well as the compensation package for the Chairman and Chief Executive Officer and other named executives of the Company. This includes establishing and administering the Company's base salary program, executive annual and long-term incentive programs, and executive benefit programs. The Compensation Committee also recommends and administers compensation and benefit programs for all Company executives and key talent.

COMPENSATION PHILOSOPHY

The Compensation Committee's goal is to attract, retain, and motivate the outstanding executive talent needed to deliver superior returns to shareholders and provide the highest quality of service to customers. The Company's executive compensation philosophy uses a combination of salary and performance-based (incentive) compensation, delivered through annual and long-term incentives, to align management's interests with those of shareholders. This philosophy results in a targeted compensation mix for senior officers in which annual and long-term incentives account for more than 50 percent of the executives' annual compensation. In addition, the Company's compensation program helps to reinforce management's link to shareholders by establishing plans that compensate executives based on corporate, business unit, and individual performance goals. Finally, significant use of equity-based incentives encourages management to respond to business challenges and opportunities as owners as well as employees.

In establishing a compensation strategy for the Company, the Compensation Committee worked with an independent, nationally recognized compensation and benefits consulting firm and took into account several factors:

     -   The desire to align management interests with those of shareholders.

     - The desire to strongly link management pay to both annual and long-term Company performance.

     - The need to attract talent from broader markets as the utility industry changes, to retain individuals of outstanding ability and to motivate such individuals to achieve superior performance.

As a result, the Compensation Committee has approved a compensation strategy designed to meet these objectives and encourage executives to achieve in a highly evolving competitive environment. Base salaries and annual incentive opportunities are set to the median of utility industry and, where appropriate, general industry levels to provide an incentive for executives to optimize the Company's performance. Long-term incentive targets are set at the 75th percentile of the utility industry and are linked to both relative and absolute shareholder return. Base salaries are reviewed annually, with increases tied to such factors as individual performance, the executive's duties and responsibilities, financial results, and changes in the marketplace. Federal tax law limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. It is the Committee's intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

BASE SALARY

The Compensation Committee targeted base salaries to the 50th percentile of similarly sized utility and general industry companies (on a revenue adjusted basis) as described above. Under the terms of his employment agreement, Mr. Brunetti was entitled to a base salary not less than his salary immediately prior to the merger between NSP and NCE that formed Xcel Energy (the "Merger"), which was $685,000. In connection with the assumption of increased responsibilities following the Merger, effective August 2000, Mr. Brunetti received a salary adjustment to $895,000. Effective January 2002, Mr. Brunetti received a salary adjustment to $1,065,000. Mr. Brunetti did not receive any additional salary adjustment for 2003. Similarly, the other Named Executive Officers did not receive salary adjustments for 2003, except for Mr. Kelly, whose salary was adjusted in connection with the assumption of increased responsibilities as President and COO, and Ms. Vincent whose salary was adjusted in connection with the assumption of increased responsibilities following the merging of the two business units that she now oversees. These base salaries are included in the "Salary" column of the Summary Compensation Table.

ANNUAL INCENTIVES

Annual incentives are administered under the Xcel Energy Executive Annual Incentive Award Plan (the "Xcel Annual Incentive Plan"), which was approved by shareholders in 2000. Annual incentive awards are targeted to the 50th percentile of blended utility industry and general industry levels, as discussed above, and are based on achieving corporate financial and operational goals and business unit operational goals.

Target Annual Incentive Awards for 2003

Corporate goals include targeted earnings per share, a customer loyalty index (which includes customer service measurements), safety and reliability. Business Unit goals include customer service, reliability, safety and meeting budget, measured at a business unit level.

Target annual incentive awards (as a percent of base salary) are set for all Xcel Energy officers, ranging from 85% of salary for Mr. Brunetti to 55% of salary for the other Named Executive Officers. Maximum awards may be up to two times the target awards. With the approval of the Compensation Committee, an award may be multiplied by a leadership rating factor from zero to two.

The annual incentive formula is calculated using predetermined performance measures. For Messrs. Brunetti and Kelly, the formula is weighted 100% to attaining corporate goals. For the other executive officers, including Named Executive Officers, the formula is weighted 67% to attaining corporate goals and 33% to attaining business unit operational goals.

In order to encourage increased share ownership by executive officers, the Xcel Annual Incentive Plan provides the option for executives to receive their payments in shares of common stock or shares of restricted common stock (which vests in equal annual installments over a three-year period) in lieu of cash. A 5% premium is added to amounts paid in shares of common stock, and a 20% premium is added to amounts paid in shares of restricted common stock.

ANNUAL INCENTIVES (CONTINUED)

Calculation and Payment of 2003 Annual Incentive Awards

Based on corporate performance during 2003, payouts under the corporate performance component were 130% of the corporate target. Business unit performance resulted in payouts ranging from 108% to 170% of the target for the business unit goals. As a result, and taking into account adjustments for their individual leadership rating factors, the executive officers received from 125% to 246% of their targeted annual incentive awards. These annual incentive payments are included in the "Bonus" column of the Summary Compensation Table.

LONG-TERM INCENTIVES

Long-term incentives are administered under the Xcel Energy Inc. Omnibus Incentive Plan, approved by shareholders in 2000. This plan allows for several forms of incentive compensation from which the Compensation Committee may select in designing long-term incentives.

For 2003 the Xcel Energy long-term incentive plan had two components:

     -   performance-based restricted stock units; and

     -   performance shares.

Long-term incentive opportunities ranges from 455% of base salary for Mr. Brunetti to 225% of base salary for the other Xcel Energy Named Executive Officers. Performance-based restricted stock units are targeted to deliver 50% of each officer's long-term incentive opportunity, with the remaining 50% delivered through the performance share component.

Performance-Based Restricted Stock Unit Component. On March 28, 2003, the Compensation Committee granted performance-based restricted stock units to executive officers. Each unit represented one share of our common stock. Prior to the expiration of the restricted period, the performance-based restricted stock units may not be sold or otherwise transferred by the recipients. The restricted period will end, and restrictions on transfer of the performance-based restricted stock units will lapse, when our common stock achieves a 27 percent total shareholder return ("TSR") for 10 consecutive days and when our common equity ration exceeds 24 percent; provided, however, that even if such TSR and common equity ratio goals have been achieved, under no circumstances will the restrictions lapse until one year after the date of grant.

If the TSR target and common equity ratio were not met within four years from the date of grant, the performance-based restricted stock units would be forfeited. For these purposes, TSR is measured by the appreciation in the market price of our common stock since the date of grant (at which time the market price was $12.93) plus common dividends paid after grant date. Effective November 11, 2003, both the TSR and common equity ratios had been achieved and, accordingly, the restrictions on the performance-based restricted stock units lapsed on March 29, 2004 and each recipient received shares of common stock equal to the number of performance-based restricted stock units then held by such recipient.

LONG-TERM INCENTIVES (CONTINUED)

The number of performance-based restricted stock units awarded was calculated by dividing the executive's target award by $12.93, the average of the high and low prices of our common stock on the date of the grant.

Mr. Brunetti was awarded 187,384 performance-based restricted stock units. Other Named Executive Officers were awarded from 58,179 to 29,582 performance-based restricted stock units. These awards are included in the Long-Term Incentive Plan Awards in Last Fiscal Year Table.

Performance Share Component. The performance share component uses a single measure, Total Shareholder Return ("TSR"). Xcel Energy's TSR will be measured over a three-year period, using overlapping cycles. Xcel Energy's TSR is compared to the TSR of other companies in the EEI Electrics Index as a peer group. At the end of each three-year period, the performance unit component provides for payment at target for performance at the 50th percentile of the peer group and at 200% of target for performance at or above the 75th percentile of the peer group. The performance unit component provides smaller payments for performance below the 50th percentile. No payment would be made for performance below the 35th percentile.

Awards in the performance share component are made in shares, each of which represents the value of one share of Xcel Energy common stock. The number of shares awarded is calculated by dividing the executive's target award by the fair market value of Xcel Energy common stock on the date of the grant.

For the measurement cycle that ended in 2003, the TSR was below the 35th percentile resulting in no payout.

For the 2003 to 2005 measurement cycle, Mr. Brunetti was awarded 218,277 shares. Other Named Executive Officers were awarded from 34,459 to 67,770 shares. These awards are included in the Long-Term Incentive Plan Awards in Last Fiscal Year Table.

Other Perquisites and Benefits

Other perquisites and benefits provided to executives generally are not tied to the Company's financial performance, but are primarily designed to attract and retain executives. Among the perquisites and benefits provided by the Company in 2003 to its executives are Company-paid life insurance in an amount equal to four times base pay, and benefits provided under the Xcel Energy Inc. Nonqualified Deferred Compensation Plan and the Xcel Energy Supplemental Executive Retirement Plan that make up for retirement benefits that cannot be paid under the Company's qualified retirement plans due to Internal Revenue Code limitations and the exclusion of certain elements of pay from pension-covered earnings. The level of retirement benefits provided by these plans in the aggregate is reflected in the Pension Plan Table.

Certain executive officers, including three of the Named Executive Officers, may receive severance benefits in accordance with the Xcel Energy Senior Executive Severance and Change in Control Policy, which is described in more detail under the section below entitled "Employment Agreements and Severance Arrangements."

STOCK OWNERSHIP GUIDELINES

The Compensation Committee believes that it is essential to align management's interests with those of the shareholders. In order to emphasize this belief, Xcel Energy adopted stock ownership guidelines for the executives. The Compensation Committee believes that linking a significant portion of an executive's current and potential future net worth to Xcel Energy's success, as reflected in the stock price, ensures that executives have a stake similar to that of Xcel Energy shareholders. Such guidelines also encourage the long-term management of the Company for the benefit of the shareholders. The share ownership guideline for each executive is based on the executive's position. The guideline for the Chairman of the Board and Chief Executive Officer is five times base salary. The guideline for the President & COO is four times base salary. Other Business Unit Heads have a guideline of three times base salary. All other Company officers have share ownership guidelines of two times base salary. Each executive is expected to achieve the applicable ownership guidelines by August 1, 2005, and each is expected to reach interim milestones at August 1, 2003 and August 1, 2004. All shares that the executive is entitled to vote counts toward compliance with the ownership guidelines and the number of shares necessary to satisfy the guidelines is based on an assumed valuation of $18 per share.

CHIEF EXECUTIVE OFFICER COMPENSATION

The compensation of Wayne H. Brunetti, Chairman of the Board and Chief Executive Officer, is determined by the process described in the base salary, short-term and long-term performance components above, namely base salary, annual incentive, performance share, and performance-based restricted stock units. For 2003, Mr. Brunetti received a long-term incentive opportunity of 455% of base salary and an annual incentive award target of 85% of base salary. As discussed above, he was awarded 187,384 performance-based restricted stock units and 218,277 performance shares.

Mr. Brunetti received no base salary adjustment for the year 2003. His base salary is included in the "Salary" column of the Summary Compensation Table above.

CONCLUSION

The Compensation Committee believes that Xcel Energy's executive compensation package effectively serves the interests of the Company and its shareholders. The balance of base pay and annual and long-term incentives provides increased motivation to executives to contribute to and participate in the Company's long-term success. The Compensation Committee is dedicated to ensuring that the Company's total compensation package continues to meet the needs of the Company and will monitor and revise compensation policies as necessary.

SUBMITTED BY THE GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE OF THE XCEL ENERGY BOARD OF DIRECTORS

W. Thomas Stephens, Chair       A. Barry Hirschfield
C. Coney Burgess                Douglas W. Leatherdale
David A. Christensen            A. Patricia Sampson

XCEL ENERGY STOCK PERFORMANCE GRAPH

The following compares our cumulative total shareholder return on common stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index, and the EEI Electrics Index over the last five fiscal years (assuming a $100 investment in each vehicle on December 31, 1998 and the reinvestment of all dividends).

The EEI Electrics Index currently includes 65 companies and is a broad measure of industry performance.

(Xcel Energy Comparative Total Return graph omitted).

                  1998   1999   2000   2001   2002   2003
                  ----   ----   ----   ----   ----   ----
Xcel Energy/NSP   $100   $ 75   $119   $120   $ 51   $ 83
EEI Electrics     $100   $ 81   $120   $110   $ 94   $116
S&P 500           $100   $120   $107   $ 93   $ 72   $ 90

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

Wayne H. Brunetti Employment Agreement

At the time of the Merger, NCE and NSP also entered into a new employment agreement with Mr. Brunetti, which replace his existing employment agreement with NCE when the Merger was completed. The initial term of the agreement was four years, with automatic one-year extensions beginning at the end of the second year and continuing each year thereafter unless notice is given by either party that the agreement will not be extended. Under the terms of the agreement, Mr. Brunetti served as Chief Executive Officer and President and a member of the board of directors of Xcel Energy for one year following the Merger, and, commencing August 18, 2001 (one year after the Merger) began serving as Chief Executive Officer, President and Chairman of the Board of Directors of Xcel Energy. Mr. Brunetti is required to perform the majority of his duties at the headquarters of Xcel Energy in Minneapolis, Minnesota, and was required to relocate the residence at which he spends the majority of his time to the Twin Cities area. His agreement also provides that if Mr. Brunetti becomes entitled to receive severance benefits, he will be forbidden from competing with Xcel Energy and its affiliates for two years following the termination of his employment, and from disclosing confidential information of Xcel Energy and its affiliates.

Under his employment agreement, Mr. Brunetti will receive the following compensation and benefits:

     - a base salary not less than his base salary immediately before the Merger;

     - the opportunity to earn annual and long-term incentive compensation amounts not less than he was able to earn immediately before the Merger;

     - life insurance coverage and participation in a supplemental executive retirement plan; and

     - the same fringe benefits as he received under his NCE employment agreement, or, if greater, as those of the next higher executive officer of Xcel Energy.

Wayne H. Brunetti Employment Agreement (continued)

If Mr. Brunetti's employment were to be terminated by Xcel Energy without cause or if he were to terminate his employment for good reason, he would be entitled to receive the compensation and benefits described above as if he had remained employed for the employment period remaining under his employment agreement and then retired, at which time he would be eligible for all retiree benefits provided to retired senior executives of Xcel Energy. In determining the level of his compensation following termination of employment, the amount of incentive compensation he would receive would be based upon the target level of incentive compensation he would have received in the year in which his termination occurred, and he would have received cash equal to the value of stock options, restricted stock and other stock-based awards he would have received instead of receiving the awards. In addition, the restrictions on his restricted stock would lapse and his stock options would have become vested. Finally, Xcel Energy would be obligated to make Mr. Brunetti whole for any excise tax on severance payments that he incurs.

Mr. Brunetti also had a change-of-control employment agreement with NCE. The Merger did not cause a "change of control" under this agreement, so it did not become effective as a result of the Merger. However, in case this agreement becomes effective because of a later change of control, Mr. Brunetti has waived his right to receive any severance benefits under the change-of-control employment agreement to the extent they would duplicate severance benefits under his employment agreement.

Paul J. Bonavia Employment Agreement

In connection with and effective upon completion of the Merger, we and Paul J. Bonavia entered into an amendment to an employment agreement between Mr. Bonavia and NCE. Except as discussed below, the original agreement expired December 14, 2000. In connection with the Merger, Mr. Bonavia's position changed from Senior Vice President, General Counsel and President of NCE's International Business Unit to President of our Energy Markets Business Unit. In the amendment, Mr. Bonavia agreed not to assert before January 6, 2003 that his duties and responsibilities had been diminished, and thus he has waived the right to claim certain benefits under the Xcel Energy Senior Executive Severance Policy relating to this change in his status prior to that date. If certain conditions were met on January 6, 2003 or within seven business days thereafter, which conditions include the termination of Mr. Bonavia's employment, Mr. Bonavia would have been entitled to severance benefits comparable to those provided to the other senior executives under the Xcel Energy 1999 Senior Executive Severance Policy. Mr. Bonavia and we have entered into another amendment to this agreement. As part of this amendment, Mr. Bonavia agreed to continue his employment through August 31, 2003. Mr. Bonavia also agreed not to assert that his duties and responsibilities have been diminished. In return, we agreed that if we terminate Mr. Bonavia's employment for any reason other than cause, or if Mr. Bonavia terminates his employment for any reason after August 31, 2003, then he will be entitled to severance benefits comparable to those provided to the other senior executives under the Xcel Energy 1999 Senior Executive Severance Policy.

1999 Severance Policy

NSP and NCE each adopted a 1999 senior executive severance policy in March 1999. These policies were combined into a single Xcel Energy Senior Executive Severance Policy, which terminated on August 18, 2003 on its scheduled termination date. All of our executive officers other than Mr. Brunetti participated in the policy until its termination.

Under the 1999 policy, a participant whose employment was terminated at any time before August 18, 2003, the third anniversary of the Merger, received severance benefits unless:

     -   the employer terminated the participant for cause;

     - the termination was because of the participant's death, disability or retirement;

     - the participant's division or subsidiary was sold and the buyer agreed to continue the participant's employment with specified protections for the participant; or

     -   the participant terminated voluntarily without good reason.

To receive the severance benefits, the participant must have also signed an agreement releasing all claims against the employer and its affiliates, and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers.

The severance benefits for executive officers under the 1999 policy included the following:

     - a cash payment equal to 2.5 times the participant's annual base salary, annual bonus and annualized long-term incentive compensation, prorated incentive compensation for the year of termination and perquisite allowance;

     - a cash payment equal to the additional amounts that would have been credited to the executive under pension and retirement savings plans, if the participant had remained employed for another 2.5 years;

     -   continued welfare benefits for 2.5 years;

     - financial planning benefit for two years, and outplacement services costing not more than $30,000; and

     - an additional cash payment to make the participant whole for any excise tax on excess severance payments that he or she may incur, with certain limitations specified in the policies.

James T. Petillo Severance Agreement

Our former President, Energy Delivery, James T. Petillo, terminated his employment on August 31, 2003. In connection with the termination of his employment, Mr. Petillo entered into an agreement with us under which he waived claims to certain benefits he would have received under our 1999 senior executive severance policy had he terminated his employment prior to the expiration of the 1999 policy under circumstances covered by the 1999 policy. Mr. Petillo received a cash payment of $2 million, continued welfare benefits for 2.5 years, financial planning benefits for two years and outplacement services costing no more than $30,000. The agreement with Mr. Petillo also contains non-competition, non-solicitation and non-disparagement clauses.

2003 Severance and Change in Control Policy

In October of 2003, we adopted the Xcel Energy Senior Executive Severance and Change in Control Policy. The 2003 policy was intended to replace the 1999 policy and, in many ways, operates similarly to the 1999 policy. Each of our named executive officers, other than Mr. Brunetti and Mr. Bonavia, are participants in the 2003 policy. Additional participants may be named by the Board or the Governance, Compensation and Nominating Committee from time to time.

Under the 2003 policy, a participant whose employment is terminated will receive severance benefits unless:

     - the employer terminated the participant for cause (as defined in the 2003 policy);

     - termination was because of the participant's death, disability or retirement;

     - the participant's division, subsidiary or business unit was sold and the buyer agreed to continue the participant's employment with specified protections for the participant; or

     -   the participant terminated voluntarily.

The severance benefits for executive officers under the 2003 policy include the following:

     - a cash payment equal to two times the participant's annual base salary and target annual incentive award;

     - prorated target annual incentive compensation for the year of termination;

     - financial planning benefit for two years and outplacement services costing not more than $30,000;

     - a cash payment equal to value of the additional amounts that would have been credited to or paid on behalf of the participant under pension and retirement savings plans, if the participant had remained employed for another two years;

     -   continued medical, dental and life insurance benefits for two years;
         and

     -   continued perquisite allowance for two years.

If the participant is terminated, including a voluntary termination following a diminution in salary, benefits or responsibilities, within two years following a change in control (as defined in the 2003 policy), the participant will receive benefits under the 2003 policy similar to the severance benefits above, except that for certain of our executive officers, including those of our named executive officers who are participants, the cash payment will be equal to three times the participant's annual base salary and target annual incentive award, the cash payment for the value of additional retirement savings and pension credits will be for three years instead of two and medical, dental and life insurance, financial planning and perquisite allowance benefits will be continued for three years instead of two. In addition, each of the participants entitled to enhanced benefits upon a change-in-control will be entitled to receive an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the 2003 policy.

To receive the benefits under the 2003 policy, the participant must also sign an agreement releasing all claims against the employer and its affiliates, and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

                                                                                     NUMBER OF SECURITIES
                                                                                     REMAINING AVAILABLE
                                   NUMBER OF SECURITIES                              FOR FUTURE ISSUANCE
                                     TO BE ISSUED UPON     WEIGHTED-AVERAGE              UNDER EQUITY
                                        EXERCISE OF        EXERCISE PRICE OF          COMPENSATION PLANS
                                   OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,      (EXCLUDING SECURITIES
          PLAN CATEGORY             WARRANTS AND RIGHTS   WARRANTS AND RIGHTS   REFLECTED IN THE FIRST COLUMN)
--------------------------------   --------------------   -------------------   ------------------------------
Equity compensation plans
approved by security holders (1)        19,121,135              $26.49                     5,379,682

Equity compensation plans not
approved by security holders                   N/A                 N/A                              (2)

(1)

                                                                                     NUMBER OF SECURITIES
                                                                                     REMAINING AVAILABLE
                                   NUMBER OF SECURITIES                              FOR FUTURE ISSUANCE
                                     TO BE ISSUED UPON     WEIGHTED-AVERAGE              UNDER EQUITY
                                        EXERCISE OF        EXERCISE PRICE OF          COMPENSATION PLANS
                                   OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,      (EXCLUDING SECURITIES
          PLAN CATEGORY             WARRANTS AND RIGHTS   WARRANTS AND RIGHTS   REFLECTED IN THE FIRST COLUMN)
--------------------------------   --------------------   -------------------   ------------------------------
PSCo Omnibus Incentive Plan               295,768               $21.86                          --

Xcel Energy Inc. Omnibus
  Incentive Plan                       10,507,959 (3)           $26.55                   3,992,041 (4)

NRG Long-Term Incentive
  Compensation Plan                     2,012,008               $31.92                          --

NCE Omnibus Incentive Plan              3,177,431               $26.34                          --

NSP Executive Long-Term
  Incentive Award Stock Plan            3,127,969               $23.45                          --

Xcel Energy Inc. Executive Annual
  Incentive Award Plan                         --                   --                   1,387,641

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS (CONTINUED)

(2) Xcel Energy had a Stock Equivalent Plan for Non-Employee Directors to more closely align director's interests with those of our shareholders. Under this Stock Equivalent Plan, directors could receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to a vote and are only payable as a distribution of whole shares of the Company's common stock upon a director's termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. The number of stock equivalent units that could be awarded under this Stock Equivalent Plan was not limited. The shares of the Company's common stock to be used for distribution under this Stock Equivalent Plan are purchased on the open market. As discussed under Proposal No. 3 above, the Board amended and restated this Stock Equivalent Plan, subject to shareholder approval. If the Plan is not approved by the shareholders, no additional awards under the Plan will be made.

(3) Includes reinvested dividend equivalents.

(4) Awards under the Omnibus Incentive Plan can take the form of stock options, stock appreciation rights, restricted stock or restricted stock units, or performance shares or performance units.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

DATE    CONTRIBUTOR                         RECIPIENT                              PURPOSE             AMOUNT
----    -----------   ----------------------------------------------------  ----------------------   ----------
                      COLORADO:

2003    Xcel Energy   CCI (Colorado Counties Inc.)                          Annual Membership/Dues   $      500

2003    Xcel Energy   CLEER (Center for Legislative Energy & Environmental
                      Research)                                             Annual Membership/Dues   $    3,020

2003    Xcel Energy   LAMPAC                                                Annual Membership/Dues   $    2,000

2003    Xcel Energy   West Associates                                       Annual Membership/Dues   $   40,000


2003    Xcel Energy   Western Business Roundtable                           Annual Membership/Dues   $   20,000

                      MINNESOTA:

2003    Xcel Energy   Agri-Growth Council                                   Annual Membership/Dues   $    1,500

2003    Xcel Energy   Minnesota Chamber of Commerce                         Annual Membership/Dues   $   22,000

2003    Xcel Energy   Minnesota Business Partners                           Annual Membership/Dues   $   26,000

2003    Xcel Energy   MECLI (Minnesota Environmental Coalition of Labor &
                      Industry)                                             Annual Membership/Dues   $    5,000

2003    Xcel Energy   MGRC (Minnesota Government Relations Council)         Annual Membership/Dues   $      700

2003    Xcel Energy   Minnesota Taxpayers Association                       Annual Membership/Dues   $      400

2003    Xcel Energy   US Chamber of Commerce                                Annual Membership/Dues   $   25,000

                      NEW MEXICO:

2003    Xcel Energy   New Mexico Association of Electric Companies          Annual Membership/Dues   $   10,000

2003    Xcel Energy   Broadcasters Association of New Mexico                Annual Membership/Dues   $    1,500

2003    Xcel Energy   Retail Association of New Mexico                      Annual Membership/Dues   $    2,000

                      TEXAS:

2003    Xcel Energy   AECT (Association of Electric Companies)              Annual Membership/Dues   $   72,000

2003    Xcel Energy   CAP-PSI (Public Relations Consultant for AECT)        Annual Membership/Dues   $  110,000

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I

                                                            SERVING                         RECEIVING
                  TRANSACTION                               COMPANY                          COMPANY                  COMPENSATION
---------------------------------------------    -----------------------------  -----------------------------------   -------------
Construction Support                             PSCo                           Cheyenne                                        (1)
Engineering Services                             Utility Engineering            PSCo                                  $30.1 million
Engineering Services                             Utility Engineering            SPS                                   $15.9 million
Engineering Services                             Utility Engineering            NSP-Minnesota                         $ 5.9 million
Engineering Services                             Utility Engineering            Xcel International                    $ 0.1 million
Engineering Services                             PSCo                           Cheyenne                                        (1)
Engineering Services                             Cheyenne                       PSCo                                            (1)
Field Engineering Services                       NSP-Wisconsin                  NSP Lands                                       (1)
Gas Storage Services                             Young Gas Storage Co, Ltd      PSCo                                            (1)
Incidental Services                              Operating Companies            Operating Companies                             (1)
Lease Facilities                                 1480 Welton, WYCO Development  PSCo                                            (1)
Lease Fiber Optic Network                        NCE Communications             PSCo                                            (1)
Lease Rail Cars                                  NSP-Minnesota                  PSCo                                            (1)
Management of Water Rights for Hydro Facility    Chippewa & Flambeau            NSP-Wisconsin                                   (1)
Nuclear Power Plant Operating Services           NMC                            NSP                                             (1)
Operations & Maintenance Service                 PSCo                           SPS, Cheyenne, WestGas, 1480 Welton,
                                                                                Utility Engineering                             (1)
Operations & Maintenance Service                 SPS, NSP-Minnesota             PSCo                                            (1)
Partnership Agreement                            Quixx Corp                     Quixx Linden                          $ 0.1 million
Power Plant Management                           Quixx Power Services           Quixx Linden                          $ 1.4 million
Purchase Demand Side Management Resources        e prime                        PSCo                                            (1)
Supply Chain Services, Materials and Supplies    PSCo                           SPS, Cheyenne, 1480 Welton, Utility
                                                                                Engineering                                     (1)

(1) Compensation data for each contract is not available and would be burdensome to create.

PART II

None

PART III

None

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I

     (a) Xcel Energy International, Inc. ("Xcel Intl") was formed to hold certain foreign investments. Specifically, it owns a 100 percent interest in Xcel Energy Argentina, a U.S. company that is in the business of developing, owning, and operating foreign generating plants. In addition, Xcel Energy Argentina owns interests in two EWGs, namely Central Piedra Buena & Central S.A. Libertador (CPB) and Corporacion Independiente de Energia S.A. (CIESA). It also owns a 100 percent interest in Independent Power International Ltd., a holding company for Independent Power UK Ltd.

     (b) The total amount invested by Xcel Energy in Xcel Energy Argentina was approximately $121.0 million and the total amount invested by Xcel Energy in Independent Power International Ltd. was approximately $5.7 million.

     (c) The ratio of debt to common equity and the earnings of Xcel Energy Argentina and Independent Power International Ltd. was:

         Debt to equity ratio:
         Xcel Energy Argentina -
         Independent Power International -

         Net income (in millions):
         Xcel Energy Argentina  $13.6
         Independent Power International  $0

     (d) There were no service contracts.

     (a) U.S. Power Fund LP ("USPF"), a subsidiary owned 11.2 percent by Quixx, owns 100 percent of Denver City Energy Associates, LP, a partnership which owns a 50 percent interest in Mustang Station, a 488 megawatt combined cycle generating facility.

     (b) The total amount invested by Xcel Energy in Denver City Associates LP was approximately $7.5 million.

     (c) The ratio of debt to common equity and the earnings of Denver City Associates LP was:

         Debt to equity ratio: -
         Net income (in millions): $1.5

     (d) Detail of service contracts, if any, were not available.

PART II

The relationship of each EWG and foreign utility company to other system companies is shown in Item 1.

PART III

Xcel Energy's aggregate investment in EWGs and foreign utility companies at December 31, 2003 was $134.2 million(1). The ratio of aggregate investment in EWGs and foreign utility companies to the aggregate capital investment in domestic public utility subsidiary companies was 2.6 percent.

(1) On Dec. 5, 2003, Xcel Energy divested its ownership in NRG Energy, Inc. As a result of that divestiture, Xcel Energy's investment in NRG Energy, Inc. has been excluded.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

XCEL ENERGY INC. AND SUBSIDIARIES
DECEMBER 31, 2003

CONSOLIDATING BALANCE SHEETS
(THOUSANDS OF DOLLARS)

                                                                                                                  OTHER AND
                                         XCEL ENERGY       NSP-          NSP-                                   ELIMINATIONS
                                            INC.        MINNESOTA      WISCONSIN       PSCO          SPS           (FILED
                                        CONSOLIDATED   CONSOLIDATED  CONSOLIDATED  CONSOLIDATED  CONSOLIDATED  CONFIDENTIALLY)
ASSETS
Current Assets                          $  3,131,239   $    797,988  $    109,854  $    933,312  $    220,023   $  1,070,062
Net Property, Plant and Equipment         13,667,116      4,833,186       901,188     5,589,187     1,924,282        419,273
Total Other Assets                         3,407,025      1,851,928       113,829       551,362       299,815        590,091

                                        ------------   ------------  ------------  ------------  ------------   ------------
Total Assets                            $ 20,205,380   $  7,483,102  $  1,124,871  $  7,073,861  $  2,444,120   $  2,079,426
                                        ------------   ------------  ------------  ------------  ------------   ------------

LIABILITIES AND EQUITY
Current Liabilities                     $  2,671,066   $    673,740  $     82,745  $    925,651  $    222,193   $    766,737
Deferred Credits and Other Liabilities     5,743,760      3,059,549       303,565     1,696,808       582,285        101,553
Minority Interest                                281              -             -             -             -            281

CAPITALIZATION
Long-Term Debt                             6,518,853      1,940,958       313,410     2,311,434       825,147      1,127,904
Preferred Stock                              104,980              -             -             -             -        104,980
Common Stockholders' Equity                5,166,440      1,808,855       425,151     2,139,968       814,495        (22,029)

                                        ------------   ------------  ------------  ------------  ------------   ------------
Total Liabilities and Equity            $ 20,205,380   $  7,483,102  $  1,124,871  $  7,073,861  $  2,444,120   $  2,079,426
                                        ------------   ------------  ------------  ------------  ------------   ------------

XCEL ENERGY INC. AND SUBSIDIARIES
YEAR ENDED DECEMBER 31, 2003

CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS OF DOLLARS)


                                                XCEL ENERGY INC. NSP-MINNESOTA NSP-WISCONSIN
                                                  CONSOLIDATED    CONSOLIDATED CONSOLIDATED
OPERATING REVENUES                                 $7,937,516     $3,177,452    $  602,171
OPERATING EXPENSES                                  6,852,269      2,782,220       496,764
Operating Income                                    1,085,247        395,232       105,407

Less: Minority Interest                                     -              -             -
Other Income (Expense)                                 35,717          9,874         1,697
                                                   ----------     ----------    ----------
   Total Other Income (Expense)                        35,717          9,874         1,697
                                                   ----------     ----------    ----------

Interest on Long-Term Debt                            429,571        126,453        22,598
Distribution on Redeemable Preferred Securities        22,731          9,187             -
                                                   ----------     ----------    ----------
   Total Interest Charges and Financing Costs         452,302        135,640        22,598
                                                   ----------     ----------    ----------

Income Taxes                                          158,642         76,524        27,036
Discontinued Operations - net of tax                  112,372              -             -
                                                   ----------     ----------    ----------
Net Income (Loss)                                     622,392        192,942        57,470
                                                   ----------     ----------    ----------

Dividend Requirements and Redemption Premiums
 on Preferred Stock                                     4,241              -             -
                                                   ----------     ----------    ----------
Earnings Available for Common Shareholders         $  618,151     $  192,942    $   57,470
                                                   ----------     ----------    ----------

                                                                               OTHER AND
                                                    PSCO         SPS      ELIMINATIONS (FILED
                                                CONSOLIDATED CONSOLIDATED    CONFIDENTIALLY)
OPERATING REVENUES                               $3,024,113   $1,201,337      $  (67,557)
OPERATING EXPENSES                                2,550,033    1,019,294           3,958
Operating Income                                    474,080      182,043         (71,515)

Less: Minority Interest                                   -            -               -
Other Income (Expense)                                1,360        4,617          18,169
                                                 ----------   ----------      ----------
   Total Other Income (Expense)                       1,360        4,617          18,169
                                                 ----------   ----------      ----------

Interest on Long-Term Debt                          151,924       46,854          81,742
Distribution on Redeemable Preferred Securities       7,372        6,172               -
                                                 ----------   ----------      ----------
   Total Interest Charges and Financing Costs       159,296       53,026          81,742
                                                 ----------   ----------      ----------

Income Taxes                                         88,211       51,341         (84,470)
Discontinued Operations - net of tax                      -            -         112,372
                                                 ----------   ----------      ----------
Net Income (Loss)                                   227,933       82,293          61,754
                                                 ----------   ----------      ----------

Dividend Requirements and Redemption Premiums
 on Preferred Stock                                       -            -           4,241
                                                 ----------   ----------      ----------
Earnings Available for Common Shareholders       $  227,933   $   82,293      $   57,513
                                                 ----------   ----------      ----------

XCEL ENERGY INC. AND SUBSIDIARIES
YEAR ENDED DECEMBER 31, 2003

CONSOLIDATING STATEMENTS OF CASH FLOWS
(THOUSANDS OF DOLLARS)

                                                                                                                   OTHER AND
                                                                                                                  ELIMINATIONS
                                          XCEL ENERGY INC. NSP-MINNESOTA NSP-WISCONSIN     PSCO          SPS          (FILED
                                            CONSOLIDATED    CONSOLIDATED CONSOLIDATED  CONSOLIDATED CONSOLIDATED CONFIDENTIALLY)
                                          ---------------- ------------- ------------- ------------ ------------ ---------------
TOTAL OPERATING                             $ 1,377,986     $   352,353   $    95,765  $   535,583  $   146,975   $   247,310

TOTAL INVESTING                                (926,096)       (401,434)      (55,845)    (442,032)    (102,500)       75,715

TOTAL FINANCING                                (366,872)       (179,242)      (39,881)       5,626      (95,306)      (58,069)

Change in Cash - Discontinued Operations          3,521               -             -            -            -         3,521
                                            -----------     -----------   -----------  -----------  -----------   -----------

CHANGE IN CASH                                   88,539        (228,323)           39       99,177      (50,831)      268,477

CASH AND CASH EQUIVALENTS AT                    484,700         310,338            98       25,924       60,700        87,640
  BEGINNING OF YEAR

CASH AND CASH EQUIVALENTS AT
                                            -----------     -----------   -----------  -----------  -----------   -----------
  END OF YEAR                               $   573,239     $    82,015   $       137  $   125,101  $     9,869   $   356,117
                                            -----------     -----------   -----------  -----------  -----------   -----------

XCEL ENERGY INC. AND SUBSIDIARIES
FOR THE YEAR ENDED DECEMBER 31, 2003

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
(THOUSANDS OF DOLLARS)

                                                          XCEL ENERGY INC. NSP-MINNESOTA NSP-WISCONSIN
                                                            CONSOLIDATED    CONSOLIDATED CONSOLIDATED
                                                          ---------------- ------------- -------------
Retained Earnings at Beginning of Year                      $  (100,942)   $   987,158    $   262,459
Net Income (loss) Available for Common Shareholders             622,392        192,942         57,470
Common Stock Dividends                                         (149,606)      (214,220)       (50,413)
Preferred Stock Dividends                                        (3,181)             -              -

                                                            -----------    -----------    -----------
Retained Earnings at End of Year                            $   368,663    $   965,880    $   269,516
                                                            -----------    -----------    -----------

                                                                                       OTHER AND
                                                                                     ELIMINATIONS
                                                              PSCO          SPS          (FILED
                                                          CONSOLIDATED CONSOLIDATED CONFIDENTIALLY)
                                                          ------------ ------------ ---------------
Retained Earnings at Beginning of Year                    $   430,997  $   421,976    $(2,203,532)
Net Income (loss) Available for Common Shareholders           227,933       82,293    $    61,754
Common Stock Dividends                                       (237,316)     (96,637)   $   448,980
Preferred Stock Dividends                                           -            -    $    (3,181)

                                                          -----------  -----------    -----------
Retained Earnings at End of Year                          $   421,614  $   407,632    $(1,695,979)
                                                          -----------  -----------    -----------

EXHIBITS

Copies of the documents listed below which are identified with an asterisk (*) have heretofore been filed with the SEC and are incorporated herein by reference and a part hereof. Exhibits not so identified are filed herewith, unless otherwise stated.

EXHIBIT A*

Annual reports of Xcel Energy (File No. 1-3034), NSP-Minnesota (File No. 0-31709), NSP-Wisconsin (File No. 1-3140), PSCo (File No. 1-3280), SPS (File No. 1-3789), and NRG Energy, Inc. (File No. 000-25569) are incorporated herein by reference to their Annual Reports on Form 10-K for the year ended December 31, 2003.

EXHIBIT B

                                   XCEL ENERGY

B-1.1* Agreement and Plan of Merger, dated as of March 24, 1999, by and between Northern States Power Co. and New Century Energies, Inc. (Filed as Exhibit 2.1 to the Report on Form 8-K (File No. 1-12907) of New Century Energies, Inc. dated March 24, 1999.)

B-1.2*   Articles of Incorporation and Amendments of the Company (Filed as
         Exhibit 4.01 to the Report on Form 8-K (File No. 1-1034) filed on August 21, 2000.)

B-1.3* By-Laws of the Company (Filed as Exhibit 4.3 to the Company's Registration Statement on Form S-8 (File No. 333-48590) filed on October 25, 2000.)

                                  NSP-MINNESOTA

B-2.1*   Articles of Incorporation and Amendments of the Company (Filed as
         Exhibit 3.01 to Form 10-12G (File No. 0-31709) dated October 5, 2000.)

B-2.2* By-Laws of the Company (Filed as Exhibit 3.02 to Form 10-12G (File No. 0-31709) dated October 5, 2000.)

                                 NSP-WISCONSIN

B-3.1* Amended and Restated Articles of the Company (Filed as Exhibit 3.01 to Form S-4 (File No. 333-112033) dated January 21, 2004.)

B-3.2* By-Laws of the Company as Amended (Filed as Exhibit 3.02 to Form S-4 (File No. 333-112033) dated January 21, 2004.)

                                      PSCO

B-4.1* Amended and Restated Articles of Incorporation dated July 10, 1998 (Filed as Exhibit 3(a)(1) to the Report on Form 10-K (File No. 1-3280) for the year ended December 31, 1998.)

B-4.2* By-Laws dated November 20, 1997 (Filed as Exhibit 3(b)(1) to the Report on Form 10-K (File No. 1-3280) for the year ended December 31, 1997.)

                                       SPS

B-5.1* Amernded and Restated Articles of Incorporation dated September 30, 1997 (Filed as Exhibit 3(a)(2) to the Report on Form 10-K (File No. 1-3789) for the year ended December 31, 1997.)

B-5.2* By-Laws dated September 29, 1997 (Filed as Exhibit 3(b)2 to the Report on Form 10-K (File No. 1-3789) for the year ended December 31, 1997.)

                               OTHER SUBSIDIARIES

B-6.1* Articles of Incorporation and By-Laws for other subsidiary companies (Filed as Exhibit B on Form U-5-S (File No. 001-03034) for the year ended December 31, 2002.)

EXHIBIT C*

Instruments defining the rights of security holders, including indentures, have been previously filed with the SEC and are identified in the exhibit index in the Form 10-K's for the year ended December 31, 2003.

EXHIBIT D*

Xcel Energy and subsidiary companies agreement for filing consolidated Federal income tax return, allocation of consolidated Federal income tax return, and for allocation of consolidated Federal income tax liabilities and benefits is filed as Exhibit D to the Form U-5S (File No. 1-03034) for the year ended December 31, 2000.

EXHIBIT E

None

EXHIBIT F

F-1.1 Opinion of the independent accountants as to the consolidated financial statements and the footnotes to such statements for the year ended December 31, 2003.

F-1.2 Consolidating balance sheets and statements of income, cash flows and retained earnings, to the extent available for subsidiaries that are not considered a majority-owned associate company, are filed confidentially pursuant to Rule 104(b) of the PUHCA.

F-1.3 Reproductions of classified utility plant accounts, related depreciation or amortization reserve schedules and schedules of other property or investments as included in the annual report of the companies to its utility commissions.

EXHIBIT G

The relationship of each EWG or foreign utility company in which the system holds an interest to other system companies is reflected in Item 1.

EXHIBIT H

Balance sheets and statements of income and cash flows, to the extent available, for EWGs and foreign utility companies are filed as part of Exhibit F-1.2, and are filed confidentially pursuant to Rule 104(b) of the PUHCA.

SIGNATURE

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

    Xcel Energy Inc.
    _______________________________________________
    (Name of Reporting Company)

By  /s/ Teresa S. Madden
    _______________________________________________
    (Signature of Signing Officer)

    Teresa S. Madden, Vice President and Controller
    _______________________________________________
    (Printed Name and Title of Signing Officer)